Filed Pursuant to Rule 424(b)(3)
Registration No. 333-137773
Registration Nos. 333-137773-01 Through 333-137773-15
PROSPECTUS
OFFER TO EXCHANGE
All Outstanding Notes of the Series Listed Below
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON DECEMBER 7, 2006, UNLESS EXTENDED

			Outstanding
Old Notes to be Exchanged	Cusip Nos.		Principal Amount

Category A
7.250% Senior Secured Notes due 2013	761713 AA 4	U8001F AA 3	$625,000,000
7.625% Senior Secured Notes due 2016	761713 AB 2	U8001F AB 1	$775,000,000
7.750% Senior Secured Notes due 2018	761713 AC 0	U8001F AC 9	$250,000,000
Category B
6.500% Senior Secured Notes due 2007	761713 AG 1	U8001F AD 7	$236,449,000
7.875% Senior Secured Notes due 2009	761713 AJ 5	U8001F AE 5	$185,731,000
6.500% Senior Secured Notes due 2010	761713 AL 0	U8001F AF 2	$299,265,000
7.250% Senior Secured Notes due 2012	761713 AN 6	U8001F AG 0	$367,927,000
7.300% Senior Secured Notes due 2015	761713 AQ 9	U8001F AH 8	$199,445,000
     We are offering to exchange all of our outstanding notes of the series listed above, which we refer to as the old notes, for our new notes of the corresponding series described herein, which we refer to as the new notes. We refer to the old notes and new notes collectively as the notes. The form and terms of each series of new notes will be substantially the same as the form and terms of the corresponding series of old notes, except that the offer and sale of the new notes have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act, and will not have transfer restrictions, registration rights or certain rights to additional interest that the old notes have. Each new note will be issued in the same principal amount as the old note for which it is exchanged. The new notes will be issued under the same indenture as the old notes. The Category A old notes in the aggregate principal amount of $1.65 billion were issued and sold for cash on May 31, 2006, and the Category B old notes in the aggregate principal amount of $1.29 billion were issued on June 20, 2006, in exchange for outstanding notes of one of our subsidiaries.
     We may redeem the notes in whole or in part at any time by paying a make-whole premium, as described elsewhere in this prospectus. Like the old notes, the new notes will be our senior secured obligations and will rank equally in right of payment with all of our senior debt. We are pledging certain assets, as and to the extent described in this prospectus, to secure our obligations under the new notes. These and other assets also secure our obligations under our senior secured credit facilities. Like the old notes, the new notes will be unconditionally guaranteed by certain of our subsidiaries, including our material domestic subsidiaries. These guarantees will be the senior secured obligations of the guarantors and will rank equally in right of payment with all of their senior debt. These guarantors will secure the notes and their guarantees thereof with certain of their assets as and to the extent described in this prospectus.
Material Terms of the Exchange Offer

•	We will exchange all old notes validly tendered and not properly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes. You may withdraw tenders of the old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	An exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	There is no existing market for the new notes and we do not intend to apply for their listing on any securities exchange or arrange for them to be quoted on any quotation system. An active trading market for the new notes may not develop, which could make selling the new notes difficult.
     You should carefully consider the risk factors beginning on page 18 of this prospectus before participating in the exchange offer.
     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 7, 2006.

      No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference. Neither the delivery of this prospectus nor any exchanges or sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since then.
      This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.

      This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any such information. Requests for such information should be directed to: Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, (336) 741-2000. To obtain timely delivery, you must request the information no later than five business days before the expiration of the exchange offer, or no later than November 30, 2006.

i

SUMMARY
      The following summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference into this prospectus before deciding to participate in the exchange offer.
      Unless otherwise stated in this prospectus, references to “RAI,” “we,” or “us” refer to Reynolds American Inc. In this prospectus, we refer to certain of our wholly owned subsidiaries as follows:

•	“Conwood” means Conwood Company, LLC, Conwood Sales Co., LLC, Scott Tobacco LLC and Rosswil LLC, collectively;
•	“Conwood Company” means Conwood Company, LLC;
•	“Conwood Holdings” means Conwood Holdings, Inc.;
•	“Conwood Sales” means Conwood Sales Co., LLC;
•	“FHS” means FHS, Inc.;
•	“GMB” means GMB, Inc.;
•	“GPI” means R. J. Reynolds Global Products, Inc.;
•	“Lane” means Lane, Limited;
•	“RJR” means R.J. Reynolds Tobacco Holdings, Inc.;
•	“RJR Acquisition” means RJR Acquisition Corp.;
•	“RJR Packaging” means RJR Packaging, LLC;
•	“RJR Tobacco” means R. J. Reynolds Tobacco Company;
•	“RJR Tobacco Co.” means R. J. Reynolds Tobacco Co.;
•	“Rosswil” means Rosswil LLC;
•	“Santa Fe” means Santa Fe Natural Tobacco Company, Inc.; and
•	“Scott Tobacco” means Scott Tobacco LLC.
Reynolds American Inc.
General
      RAI’s indirect, wholly owned operating subsidiary, RJR Tobacco, is the second largest cigarette manufacturer in the United States, having an approximately 30% share of the U.S. cigarette retail market in 2005 according to data from Information Resources, Inc./ Capstone Research Inc., collectively referred to as IRI. Its largest selling cigarette brands, CAMEL, KOOL, WINSTON, SALEM and DORAL were five of the ten best-selling brands of cigarettes in the United States in 2005. Those brands, and its other brands, including PALL MALL, ECLIPSE, MISTY, CAPRI, CARLTON, VANTAGE, MORE and NOW, are manufactured in a variety of styles and marketed in the United States to meet a range of adult smoker preferences. In addition to RJR Tobacco, RAI’s wholly owned operating subsidiaries include Santa Fe, Lane and GPI, as well as Conwood, which RAI acquired on May 31, 2006. Santa Fe manufactures and markets cigarettes and other tobacco products under the NATURAL AMERICAN SPIRIT brand. Santa Fe markets its products primarily in the United States, and has a small, but growing, international tobacco business. Lane manufactures or distributes cigars, roll-your-own, cigarette and pipe tobacco brands, including DUNHILL and CAPTAIN BLACK tobacco products. GPI manufactures and exports cigarettes to U.S. territories, U.S. duty-free shops and U.S. overseas military bases, and manages a contract manufacturing business. Conwood is the second largest smokeless tobacco products manufacturer in the United States. Conwood’s largest selling moist snuff brands, KODIAK and GRIZZLY, were two of the six best-selling brands of moist snuff in the United States in 2005. Conwood’s other products include loose leaf chewing tobacco, dry snuff, plug and twist tobacco products and held the first or second position in market share in each category in 2005.
      RAI is a North Carolina corporation. Its principal executive offices are located at 401 North Main Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 741-2000. RAI’s web site is located at http://www.reynoldsamerican.com. The information posted or linked on this web site is not part of this prospectus, and you should rely solely on the information contained in this prospectus and the related documents to which we refer herein when deciding whether to exchange your old notes for new notes.
The Conwood Transactions
      On May 31, 2006, RAI acquired Conwood for a total purchase price of $3.5 billion. Conwood is engaged in the business of developing, manufacturing and marketing smokeless tobacco products.
      Concurrently with RAI’s acquisition of Conwood, referred to as the Conwood acquisition, on May 31, 2006, RAI issued and sold the old 7.250% Senior Secured Notes due 2013, old 7.625% Senior Secured Notes due 2016 and old 7.750% Senior Secured Notes due 2018, collectively referred to as the Category A old notes, in the aggregate principal amount of $1.65 billion, in a private offering, and entered into new $2.1 billion senior secured credit facilities, referred to as the credit facilities, comprised of a $1.55 billion six-year senior secured term loan, referred to as the term loan, and a $550 million five-year senior secured revolving credit facility (which may be increased to $800 million at the discretion of the lenders and at the request of RAI), referred to as the revolver. RAI used the net proceeds from the sale of the Category A old notes, together with borrowings under the term loan and approximately $380 million of available cash, to pay the $3.5 billion purchase price for the Conwood acquisition and the fees and expenses related to the Conwood acquisition and these financing transactions, collectively referred to as the Conwood transactions.
      Concurrently with the Conwood transactions, RAI conducted an exchange offer, in a private offering, referred to as the prior RJR exchange offer, for certain series of notes of RJR, to the extent such notes were held by institutions that were both “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, and “accredited investors,” as defined in Regulation D under the Securities Act. Pursuant to the prior RJR exchange offer, on June 20, 2006, RAI issued old 6.500% Senior Secured Notes due 2007, old 7.875% Senior Secured Notes due 2009, old 6.500% Senior Secured Notes due 2010, old 7.250% Senior Secured Notes due 2012 and old 7.300% Senior Secured Notes due 2015, collectively referred to as the Category B old notes, in the aggregate principal amount of $1.29 billion. Contemporaneously herewith, RAI is undertaking an exchange offer, registered under the Securities Act, for the remaining outstanding notes of RJR, of the same series of RJR notes for which the prior RJR exchange offer was conducted, in the aggregate principal amount of $161 million.
RAI’s Strengths
      Through its operating subsidiaries, RAI has a strong market position and extensive brand recognition in the U.S. cigarette industry. RAI has demonstrated the ability to consistently generate substantial cash flows through its increasing operating margins, low capital expenditures and low working capital investments and has established an improved cost structure as the result of productivity initiatives. From 2003 to 2005, RJR implemented a restructuring program that has led to significant annual cost savings. RAI and its operating subsidiaries have a demonstrated track record of successful integration, having achieved substantial annual synergies related to the combination, in July 2004, of the U.S. tobacco business of Brown & Williamson Holdings, Inc., formerly known as Brown & Williamson Tobacco Corporation, referred to as B&W, with RJR Tobacco, which combination is referred to (together with RAI’s acquisition of Lane, which occurred as part of the B&W transaction) as the B&W business combination. Net cash from operating activities as a percentage of net sales increased from 11.0% in 2003 to 15.4% in 2005.
      The Conwood acquisition, which closed on May 31, 2006, has provided RAI an opportunity to enter the moist snuff tobacco category and leverage its subsidiaries’ existing assets, overall scale, and distribution and trade relationships in a growing category of the U.S. tobacco industry, with higher margins than those in the cigarette category.

RJR Tobacco’s Marketing Strategy
      RAI’s operating subsidiaries primarily conduct business in the highly competitive U.S. cigarette market, which has a few large manufacturers and many smaller participants. The U.S. cigarette market is a mature market in which overall consumer demand is expected to decline over time.
      RJR Tobacco’s brand portfolio strategy, which took effect at the beginning of 2005, includes three categories of brands: investment, selective support and non-support. The investment brands are CAMEL and KOOL, which receive significant resources focused on accelerating their share-of-market growth. The selective support brands include two full-price brands, WINSTON and SALEM, and two savings brands, DORAL and PALL MALL, all of which receive limited support in an effort to optimize profitability. ECLIPSE, a full-price brand of cigarettes that primarily heats rather than burns tobacco, is also a selective support brand. The non-support brands, comprised of all remaining brands, are managed to maximize near-term profitability. RJR Tobacco expects that, over a four- to six-year time frame, this focused portfolio strategy will result in growth in RJR Tobacco’s total market share, as gains on investment brands more than offset declines among other brands. The share results for 2005 and the first six months of 2006 were in line with the current brand portfolio strategy.
Litigation Summary and Update
      Various legal proceedings, including litigation claiming that cancer and other diseases, as well as addiction, have resulted from the use of, or exposure to, RAI’s operating subsidiaries’ products, are pending or may be instituted against RJR Tobacco, Conwood or their affiliates, including RAI, or indemnitees. RJR Tobacco agreed, in connection with the B&W business combination, to indemnify B&W against certain tobacco-related litigation liabilities.
      During the second quarter of 2006, process in 39 cigarette-related cases was served against RJR Tobacco or its affiliates or indemnitees. On July 14, 2006, 1,291 cigarette-related cases were pending against these entities: 1,285 in the United States (including 961 individual smoker cases pending in a West Virginia state court as a consolidated action); two in Puerto Rico; three in Canada and one in Israel. Of the 1,291 total cases, 36 cases are pending against B&W that are not also pending against RJR Tobacco. The U.S. case number does not include the 2,626 Broin II cases pending as of July 14, 2006, which involve individual flight attendants alleging injuries as a result of exposure to environmental tobacco smoke, referred to as ETS or secondhand smoke, in aircraft cabins. On June 30, 2006, there were 1,272 cigarette-related cases pending in the United States against RJR Tobacco or its affiliates or indemnitees, as compared with 1,371 such pending cases on June 30, 2005, in each case excluding the Broin II cases. For a more complete description of the litigation involving RAI and its operating subsidiaries, including the cases discussed below, and of the Master Settlement Agreement and other state settlement agreements, see note 8 to the condensed consolidated financial statements (unaudited) contained in RAI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, referred to as RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein.
      In November 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the Master Settlement Agreement, referred to as the MSA, with 46 U.S. states and certain U.S. territories and possessions. The MSA and separate settlement agreements with each of the four states not party to the MSA settled all health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions, released the major U.S. cigarette manufacturers from various additional present and potential future claims, imposed a stream of future payment obligations on RJR Tobacco, B&W and other major U.S. cigarette manufacturers and placed significant restrictions on their ability to market and sell cigarettes. The aggregate cash payments made by RJR Tobacco under the MSA and the other state settlement agreements were $1.8 billion, $2.0 billion and $2.7 billion in 2003, 2004 and 2005, respectively. These amounts do not include payments made in connection with B&W’s U.S. brands prior to July 30, 2004. RJR Tobacco estimates its payments, including payments made in connection with B&W’s U.S. brands acquired in the B&W business combination, will be approximately $2.6 billion in each of 2006 and 2007 and will exceed $2.7 billion thereafter, subject to certain adjustments.

      In July 2000, a jury in the Florida state court case Engle v. R. J. Reynolds Tobacco Co. rendered a punitive damages verdict in favor of the “Florida class” of approximately $145 billion, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively. RJR Tobacco, B&W and the other defendants appealed this verdict. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Miami-Dade County Circuit Court with instructions to decertify the class. On October 23, 2003, the plaintiffs asked the Florida Supreme Court to review the case. The Florida Supreme Court accepted the case and issued its decision on July 6, 2006. The court affirmed the appellate court’s dismissal of punitive damages awards against RJR Tobacco and B&W and decertified, on a going-forward basis, a Florida-wide class action on behalf of smokers claiming illnesses caused by addiction to cigarettes. The court preserved a number of class-wide findings from the Engle trial, including that cigarettes can cause certain diseases, that nicotine is addictive and that defendants placed defective and unreasonably dangerous cigarettes on the market, and authorized class members to avail themselves of those findings in individual lawsuits, provided they commence those lawsuits within one year of the date the court’s decision becomes final. The court specified that the class is confined to those Florida residents who developed smoking-related illnesses that “manifested” themselves on or before November 21, 1996. RJR Tobacco and the other defendants in Engle have filed a rehearing motion arguing, among other things, that the findings from the Engle trial are not sufficiently specific to serve as the basis for further proceedings and that the Florida Supreme Court’s application of the class action rule denies defendants due process. The plaintiffs have also filed a rehearing motion arguing that some smokers who became sick after November 21, 1996 and who are therefore not class members should nevertheless have the statute of limitations tolled since they may have refrained from filing suit earlier in the mistaken belief that they were Engle class members.
      On September 22, 1999, the U.S. Department of Justice brought an action against RJR Tobacco, B&W and other tobacco companies in the U.S. District Court for the District of Columbia. The government initially sought to recover funds expended by the federal government in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. In addition, the government sought, pursuant to the civil provisions of the federal Racketeer Influenced and Corrupt Organization Act, referred to as RICO, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” In September 2000, the court dismissed the government’s claims asserted under the Medical Care Recovery Act as well as those under the Medicare as Secondary Payer provisions of the Social Security Act, but did not dismiss the RICO claims. In February 2005, the U.S. Court of Appeals for the District of Columbia ruled that disgorgement is not an available remedy in this case. The government’s petition for rehearing was denied in April 2005, and the government’s petition for writ of certiorari with the U.S. Supreme Court was denied in October 2005. The bench (non-jury) trial began in September 2004, and closing arguments concluded June 10, 2005.
      On August 17, 2006, the court found the defendants liable for the RICO claims, but did not impose any direct financial penalties. The court instead enjoined the defendants from committing future racketeering acts, participating in certain trade organizations, making misrepresentations concerning smoking and health and youth marketing, and using certain brand descriptors such as “low tar,” “light,” “ultra light,” “mild” and “natural.” The court also ordered defendants to issue “corrective communications” on five subjects, including smoking and health and addiction, and to comply with further undertakings, including maintaining web sites of historical corporate documents and disseminating certain marketing information on a confidential basis to the government. In addition, the court placed restrictions on the ability of the defendants to dispose of certain assets for use in the United States unless the transferee agrees to abide by the terms of the court’s order. The order also requires the defendants to reimburse the U.S. Department of Justice its taxable costs incurred in connection with this case.
      The defendants, including RJR Tobacco, have filed notices of appeal to the U.S. Court of Appeals for the District of Columbia. In addition, the defendants, including RJR Tobacco, filed joint motions asking the district court to clarify and to stay its order pending this appeal. On September 28, 2006, the district court denied defendants’ motion to stay. On September 29, 2006, the defendants, including RJR Tobacco, petitioned the court of appeals to stay the district court’s order pending the defendants’ appeal. On

October 16, 2006, the government filed notice of its appeal. On October 31, 2006, the U.S. Court of Appeals for the District of Columbia granted defendants’ motion to stay the district court’s order pending defendants’ appeal.
      Schwab [McLaughlin] v. Philip Morris USA, Inc., a nationwide “lights” class action, was filed on May 11, 2004, in the U.S. District Court for the Eastern District of New York, against RJR Tobacco and B&W, as well as other tobacco manufacturers. The plaintiffs’ motion for class certification and various other motions were heard on September 13, 2006. On September 25, 2006, the court, among other things, granted class certification and set a trial date of January 22, 2007. On October 6, 2006, the defendants, including RJR Tobacco, filed a motion requesting the U.S. Court of Appeals for the Second Circuit to review the class certification decision and to stay the district court’s decision pending that review. On October 24, 2006, the court of appeals granted a temporary stay of all pre-trial and trial proceedings pending disposition of the motion for stay and the request to review the class certification decision.
      As of September 29, 2006, Conwood was a defendant in 11 cases in West Virginia and one in Florida in which plaintiffs are alleging, among other claims, that they sustained personal injuries as a result of using Conwood’s smokeless tobacco products. The West Virginia cases are pending before the same West Virginia court as the 961 consolidated individual smoker cases against RJR Tobacco, B&W, as RJR Tobacco’s indemnitee, or both. On December 3, 2001, the court severed the smokeless tobacco cases pending the conclusion of the proceedings on the individual smoker cases.

Organizational Structure
      The following is a summary organizational chart of RAI and its subsidiaries. Certain of RAI’s direct and indirect domestic subsidiaries, including its material domestic subsidiaries, guarantee the old notes and will guarantee the new notes as shown in the chart below. Each guarantor is wholly owned by its parent. The guarantors of the notes also guarantee RAI’s obligations under RAI’s credit facilities. RAI and the subsidiary guarantors of RJR shown in the chart below also currently guarantee approximately $161 million of RJR notes.

(1)	RJR, RJR Packaging, GPI and Scott Tobacco became guarantors of the old notes effective September 30, 2006.

The Exchange Offer

Background	On May 31, 2006, in order to help finance the Conwood acquisition, RAI issued and sold $1.65 billion of Category A old notes to a group of initial purchasers in a private offering exempt from the registration and prospectus delivery requirements of the Securities Act. In connection with the issuance of the Category A old notes, RAI and certain guarantors of these old notes entered into a registration rights agreement with the initial purchasers pursuant to which RAI and the guarantors agreed, among other things, to complete an exchange offer registered under the Securities Act for the Category A old notes within 210 days following their issuance.

On June 20, 2006, RAI issued $1.29 billion aggregate principal amount of Category B old notes pursuant to the prior RJR exchange offer, in a private offering exempt from the registration and prospectus delivery requirements of the Securities Act. In connection with this transaction, RAI and certain guarantors of the Category B old notes entered into a registration rights agreement with the trustee under the indenture related to the notes pursuant to which RAI and the guarantors agreed, among other things, to complete an exchange offer registered under the Securities Act for the Category B old notes within 210 days following their issuance.

See “The Exchange Offer — Purpose and Effect of the Exchange Offer.”

Exchange Offer	In order to satisfy the obligations of RAI and the guarantors under the registration rights agreements, RAI is hereby offering to exchange, upon the terms and conditions set forth in this prospectus, up to the aggregate principal amount of the series of old notes listed on the cover of this prospectus for an equal principal amount of corresponding series of new notes described in this prospectus. See “The Exchange Offer — Terms of the Exchange Offer.”

If the exchange offer is not completed by December 27, 2006, in the case of the Category A old notes, or by January 16, 2007, in the case of the Category B old notes, then we will pay additional interest, at the rate of 0.5% per year, to the holders of the old notes until the exchange offer is completed.

Procedures for Participating in the Exchange Offer	If you wish to participate in the exchange offer, you must complete, sign and date an original or facsimile of the accompanying letter of transmittal in accordance with the instructions contained in this prospectus and the letter of transmittal, and send the letter of transmittal, or a facsimile of the letter of transmittal, and the old notes you wish to exchange and any other required documentation to the exchange agent at the address set forth on the cover page of the letter of transmittal. These materials must be received by the exchange agent prior to the expiration of the exchange offer.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us and agree that, among other things:

• the new notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate, or any intention to participate, in the distribution (within the meaning of the Securities Act) of the new notes to be issued to you in the exchange;

• you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of RAI or a guarantor;

• if you are a broker-dealer, you did not purchase your old notes directly from RAI for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration;

• if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of the new notes; and

• you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

See “The Exchange Offer — Procedures for Tendering Old Notes” and “— Resale of the New Notes.”

If you hold old notes through The Depository Trust Company, referred to as DTC, in the form of book-entry interests, and wish to participate in the exchange offer, you must cause the book-entry transfer of the old notes to the exchange agent’s account at DTC, and the exchange agent must receive a confirmation of book-entry transfer and either:

• a completed letter of transmittal; or

• an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program, referred to as ATOP, by which each tendering holder will agree to be bound by the letter of transmittal.

See “The Exchange Offer — Book-Entry Transfers; Tender of Notes Using DTC’s Automated Tender Offer Program.”

Resale of the New Notes	Based on interpretations by the staff of the Securities and Exchange Commission, referred to as the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that the new notes may be offered for sale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you can make the representations that appear above under “— Procedures for Participating in the Exchange Offer.” Any holder of old notes who cannot make these representations may not rely on the staff’s interpretations discussed above or participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the old notes.

If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you must represent and agree in the letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. Such a broker-dealer may use this prospectus to resell the new notes. We have agreed that for a period of up to 180 days after the registration statement of which this prospectus is a part is declared effective, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the staff of the SEC would make a similar determination with respect to this exchange offer as it did in the no-action letters to the unrelated persons upon which we are relying. See “The Exchange Offer — Resale of the New Notes.”

Expiration	The exchange offer will expire at 5:00 p.m., New York City time, on December 7, 2006, or a later date and time to which RAI extends it. RAI does not currently intend to extend the expiration date, although we reserve the right to do so. See “The Exchange Offer — Expiration Date; Extensions; Amendment; Termination.”

Withdrawal	You may withdraw your tender of old notes pursuant to the exchange offer at any time prior to the expiration of the exchange offer by complying with the procedures for withdrawal described in “The Exchange Offer — Withdrawal of Tenders.”

Condition of the Exchange Offer	The exchange offer is subject to the condition that it does not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer — Condition.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the exchange offer. See “The Exchange Offer — Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures for transfer of book-entry interests prior to the expiration of the exchange offer, you may tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of New Notes	Subject to the satisfaction or waiver of the condition to the exchange offer as discussed above, RAI will accept for exchange any and all old notes validly tendered and not properly withdrawn prior to the expiration of the exchange offer. The new notes issued pursuant to the exchange offer will be issued and delivered promptly following the expiration of the exchange offer. We will return to you any old notes not accepted for exchange for any reason without expense to you promptly after the expiration of the exchange offer. See “The Exchange Offer — Acceptance of Tendered Old Notes.”

Federal Income Tax Considerations	The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Consequences of Not Exchanging Old Notes	If you are eligible to participate in the exchange offer and you do not tender your old notes, or your tendered old notes are not accepted for exchange, following the completion of the exchange offer your old notes will remain outstanding and continue to accrue interest in accordance with their terms, but will not retain any rights under the applicable registration rights agreement and will continue to be subject to the existing restrictions on transfer. In general, the old notes may not be offered or sold unless registered under the Securities Act, or pursuant to an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. Except under limited circumstances as described in “The Exchange Offer — Shelf Registration,” upon completion of the exchange offer, RAI will have no further obligation to provide for the registration under the Securities Act of the old notes. In addition, the trading market for the old notes will become more limited to the extent holders of old notes participate in the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. We will bear the expenses of the exchange offer. We used the net proceeds of the sale of the Category A old notes to help finance the Conwood acquisition.

Exchange Agent	The Bank of New York Trust Company, N.A. is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer — Exchange Agent” and in the letter of transmittal.

The New Notes

Issuer	Reynolds American Inc.

Notes Offered	The new notes will be the direct obligations of RAI and will consist of up to:

• $236,449,000 initial principal amount of new 6.500% Senior Secured Notes due 2007, which mature on June 1, 2007;

• $185,731,000 initial principal amount of new 7.875% Senior Secured Notes due 2009, which mature on May 15, 2009;

• $299,265,000 initial principal amount of new 6.500% Senior Secured Notes due 2010, which mature on July 15, 2010;

• $367,927,000 initial principal amount of new 7.250% Senior Secured Notes due 2012, which mature on June 1, 2012;

• $625,000,000 initial principal amount of new 7.250% Senior Secured Notes due 2013, which mature on June 1, 2013;

• $199,445,000 initial principal amount of new 7.300% Senior Secured Notes due 2015, which mature on July 15, 2015;

• $775,000,000 initial principal amount of new 7.625% Senior Secured Notes due 2016, which mature on June 1, 2016; and

• $250,000,000 initial principal amount of new 7.750% Senior Secured Notes due 2018, which mature on June 1, 2018.

Form and Terms of New Notes	The form and terms of each series of new notes will be substantially the same as the form and terms of the corresponding series of old notes, except that the offer and sale of the new notes have been registered under the Securities Act, and the new notes will not have transfer restrictions, registration rights or certain rights to additional interest that the old notes have. The new notes will be issued under the indenture dated May 31, 2006, among RAI, The Bank of New York Trust Company, N.A., as trustee, and the guarantors party thereto, referred to as the 2006 indenture, which is the indenture under which the old notes were issued. See “Description of the New Notes” for a full description of the new notes.

Interest Payment Dates	Each series of new notes will have the same interest payment dates as the corresponding series of old notes for which they are being offered in exchange.

Generally, each new note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding old note. If no interest has been paid on an old note, then the corresponding new note will bear interest from May 31, 2006, in the case of Category A old notes, or from the most recent date on which interest was paid on the RJR note tendered in exchange for a Category B old note, in the case of Category B old notes. Generally, holders of old notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date in respect of their old notes until the date of the issuance of the new notes. Consequently, holders of new notes will receive the same interest payments that they would have received had they not exchanged their old notes in the exchange offer.

New Notes Series	Annual Interest Payment Dates

6.500% Senior Secured Notes due 2007	June 1 and December 1
7.875% Senior Secured Notes due 2009	May 15 and November 15
6.500% Senior Secured Notes due 2010	January 15 and July 15
7.250% Senior Secured Notes due 2012	June 1 and December 1
7.250% Senior Secured Notes due 2013	June 1 and December 1
7.300% Senior Secured Notes due 2015	January 15 and July 15
7.625% Senior Secured Notes due 2016	June 1 and December 1
7.750% Senior Secured Notes due 2018	June 1 and December 1

Guarantees	Upon issuance, payment of principal and interest on the new notes will be jointly, severally and unconditionally guaranteed by certain direct and indirect domestic subsidiaries of RAI, including RAI’s material domestic subsidiaries. Each subsidiary of RAI that guarantees RAI’s obligations under its credit facilities will guarantee RAI’s obligations under the new notes. RAI’s subsidiaries that will guarantee the new notes are Conwood Company, Conwood Holdings, Conwood Sales Co., FHS, GMB, Lane, RJR Acquisition, RJR Packaging, GPI, RJR Tobacco Co., RJR Tobacco, RJR, Rosswil, Santa Fe and Scott Tobacco. Any guarantor that is released from its guarantee under the credit facilities also will be automatically released from its guarantee of the notes. See “Description of the New Notes — The Guarantees.”

Security	Upon issuance, the new notes and the related guarantees will be secured by any principal property (as defined in the 2006 indenture) of RAI and the guarantors, as and to the extent described herein, and the stock, indebtedness or other obligations of RJR Tobacco. These assets also constitute a portion of the security for the obligations of RAI and the guarantors under RAI’s credit facilities (which are secured by substantially all the assets of these entities). If these assets are no longer pledged as security for the obligations of RAI and the guarantors under RAI’s credit facilities (or any other indebtedness) for any reason, generally, they will automatically be released as security for the notes and the guarantees. Under the terms of RAI’s credit facilities, generally, the security therefor will be automatically released at such time, if any, as the term loan is paid in full and RAI obtains investment grade corporate ratings (with not worse than stable outlooks) from each of Moody’s

Investors Service, Inc., referred to as Moody’s, and Standard & Poor’s, a division of the McGraw Hill Companies, Inc., referred to as S&P. In addition, whether or not there is any change in the rating of RAI or any debt of RAI, the lenders under the credit facilities have the right, at any time, in their sole discretion, to instruct the collateral agent thereunder to release all or any portion of the security for both such credit facilities and the notes without obtaining any consent or approval from any holders of the notes. See “Description of the New Notes — Security for the New Notes and the Guarantees.”

Ranking	Upon issuance, RAI’s obligations under the new notes will be guaranteed by certain of its direct and indirect domestic subsidiaries, including its material domestic subsidiaries. The new notes will be the direct, senior secured obligations of RAI and will:

• rank equally in right of payment with RAI’s existing and future senior obligations and, while secured, equally in right of security and priority with RAI’s existing and future senior obligations that are secured by the same assets. As of June 30, 2006, not including RAI’s guarantee of the RJR notes, RAI had senior obligations of $5.185 billion (including current liabilities and intercompany obligations). Of these obligations, $1.575 billion are secured by a first priority security interest in substantially all the assets of RAI; the notes, in the aggregate principal amount of $2.939 billion, are secured by a first priority security interest in only a portion of these same assets; and $671 million are unsecured. In addition, as of June 30, 2006, RAI had obligations of $161 million related to its guarantee of RJR’s obligations under the RJR notes;

• rank senior to any existing and future obligations from time to time of RAI that are, by their terms, expressly subordinated in right of payment to the notes. As of June 30, 2006, RAI had no subordinated obligations;

• be structurally subordinated to the obligations of any non-guarantor subsidiaries of RAI. As of June 30, 2006, RAI’s non-guarantor subsidiaries had obligations of $98 million; and

• be effectively subordinated to RAI’s obligations under its credit facilities and any future obligations of RAI to the extent of the value of those assets securing the credit facilities and such future obligations that do not secure the notes. As of June 30, 2006, RAI had $1.575 billion of indebtedness (consisting of borrowings and letters of credit issued under RAI’s credit facilities) secured by substantially all the assets of RAI. Only a portion of these same assets secures the notes, in the aggregate principal amount of $2.939 billion. In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of RAI.

Similarly, the guarantees related to the new notes will be the senior secured obligations of the guarantors and will:

• rank equally in right of payment with the existing and future senior obligations of the guarantors and, while secured, equally in right of security and priority with the guarantors’ other existing and future senior obligations that are secured by the same assets. As of June 30, 2006 (after giving effect to certain transactions that occurred effective September 30, 2006, relating to intercompany obligations that existed on June 30, 2006), the guarantors had senior obligations of $11.823 billion (including the RJR notes, tobacco settlement and related accruals and current liabilities and intercompany obligations). Of these obligations, $1.575 billion are secured by a first priority security interest in substantially all the assets of the guarantors; the notes, in the aggregate principal amount of $2.939 billion, are secured by a first priority security interest in only a portion of these same assets of the guarantors; and $7.309 billion are unsecured;

• rank senior to any existing and future subordinated obligations from time to time of the guarantors that are, by their terms, expressly subordinated in right of payment to the notes. As of June 30, 2006, the guarantors did not have any obligations that were subordinated to their guarantees of the notes;

• be structurally subordinated to all of the obligations of any non-guarantor subsidiaries of the guarantors. As of June 30, 2006, the guarantors’ non-guarantor subsidiaries had obligations of $98 million; and

• be effectively subordinated to their guarantees of RAI’s current and future obligations under the credit facilities and any future additional obligations of RAI to the extent of the value of those assets securing the guarantees of the credit facilities and such other future obligations that do not secure the guarantees of the notes. As of June 30, 2006, the guarantors had $1.575 billion of indebtedness (consisting of their guarantees of borrowings and letters of credit issued under RAI’s credit facilities) secured by substantially all their assets. The notes, in the aggregate principal amount of $2.939 billion, and related guarantees are secured by only a portion of these assets. In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of the guarantors.

See “Description of the New Notes — Ranking.”

Redemption	At our option and subject to certain restrictions under our credit facilities, we may redeem the new notes, in whole or in part, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the new notes, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the new notes discounted to the date of redemption, plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described under the heading “Description of the New Notes — Optional Redemption.”

Covenants	We will issue the new notes under the 2006 indenture, which contains covenants that will, with certain exceptions, restrict the ability of RAI and certain of its subsidiaries to:

• mortgage or pledge certain of their assets to secure indebtedness;

• engage in sale/leaseback transactions; or

• consolidate, merge or transfer all or substantially all of their property and assets.

Risk Factors	See “Risk Factors” for a discussion of some of the risks you should carefully consider, along with the other information in this prospectus, before deciding to participate in the exchange offer.

Absence of Market for the New Notes	The new notes generally will be fully transferable but will be new securities for which there is no existing trading market. We do not intend to apply for listing of the new notes on any securities exchange or to arrange for any quotation system to quote them. An active trading market for the new notes may not develop, or if it does, it may not be liquid or it may not continue.

Summary Selected Historical Consolidated and Pro Forma Financial Data of RAI
      The summary selected historical consolidated financial data of RAI set forth below, other than the 2003 balance sheet data, are derived from RAI’s consolidated financial statements and accompanying notes incorporated by reference herein. The consolidated financial statements of RAI include the results of:

•	RJR through July 30, 2004;

•	RAI and the acquired operations of B&W and Lane subsequent to July 30, 2004; and

•	Conwood subsequent to May 31, 2006.
      You should read this summary selected historical consolidated financial data in conjunction with “Selected Financial Data” appearing elsewhere in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RAI’s June 30, 2006, Form 10-Q and the financial statements and notes thereto incorporated by reference herein.
      The pro forma statement of operations data for 2005 and the six months ended June 30, 2006, gives effect to the Conwood transactions as if they occurred on January 1, 2005, and January 1, 2006, respectively. They were actually completed on May 31, 2006. You should read the 2005 pro forma data in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information” appearing in RAI’s Current Report on Form 8-K/A filed on August 4, 2006, and incorporated by reference herein and “Unaudited Pro Forma Condensed Combined Statement of Income” appearing elsewhere in this prospectus. This information is provided for illustrative purposes only and is not necessarily indicative of what RAI’s results of operations would have been if the Conwood transactions had actually occurred on January 1, 2005, or January 1, 2006. In addition, this information is based on estimates and assumptions described in the notes accompanying such information, which estimates have been made solely for the purpose of developing such pro forma information. All dollar amounts are in millions.

	Year Ended December 31,				Six Months Ended June 30,

				2005			2006
	2003	2004	2005	Pro Forma	2005	2006	Pro Forma

				(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Results of Operations:
Net sales(1)	$5,267	$6,437	$8,256	$8,709	$4,060	$4,251	$4,453
Cost of products sold(1)(2)	3,218	3,872	4,919	5,014	2,352	2,441	2,482
Selling, general and administrative expenses	1,327	1,455	1,611	1,714	776	734	779
Amortization expense	—	24	41	41	24	14	14
Fixture impairment	106	—	—	—	—	—	—
Restructuring and asset impairment charges	368	5	2	2	(1)	—	—
Loss on sale of assets	—	—	24	24	25	—	—
Goodwill and trademark impairment charges	4,089	199	200	200	—	—	—
Operating income (loss)	(3,841)	882	1,459	1,714	884	1,062	1,178
Interest and debt expense	111	85	113	357	50	87	188
Interest income	(29)	(30)	(85)	(73)	(30)	(59)	(54)
Provision for (benefit from) income taxes	(229)	202	431	431	325	390	394
Income (loss) from continuing operations	(3,689)	627	985	984	532	647	653
Net income (loss)	(3,446)	688	1,042	1,041	532	721	727

	As of December 31,			As of June 30,

	2003	2004	2005	2005	2006

				(Unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$1,630	$1,972	$2,706	$2,138	$1,822
Total current assets	3,331	4,624	5,065	4,490	4,083
Property, plant and equipment, net	894	1,129	1,053	1,094	1,065
Trademarks, net	1,759	2,403	2,188	2,395	2,182
Goodwill, net	3,292	5,685	5,672	5,684	9,059
Total assets	9,677	14,428	14,519	14,205	16,934
Tobacco settlement and related accruals	1,629	2,381	2,254	1,463	1,499
Current maturities of long term debt	56	50	190	555	314
Total current liabilities	2,865	4,055	4,149	3,668	3,549
Long-term debt, less current maturities	1,671	1,595	1,558	1,580	4,413
Total liabilities	6,620	8,252	7,966	8,011	10,022
Shareholders’ equity	3,057	6,176	6,553	6,194	6,912

				Six Months
	Year Ended December 31,			Ended June 30,

	2003	2004	2005	2005	2006

				(Unaudited)
Cash Flow Data:
Net cash from (used in) operating activities	$581	$736	$1,273	(40)	103
Net cash from (used in) investing activities(3)	641	260	(989)	(224)	(2,921)
Net cash (from) used in financing activities	(1,122)	(467)	(450)	209	2,590

(1)	Net sales and cost of products sold exclude excise taxes of $1.067 billion and $1.069 billion for the six months ended June 30, 2005 and 2006, respectively, and $1.572 billion, $1.850 billion and $2.175 billion for the years ended December 31, 2003, 2004 and 2005, respectively.

(2)	Cost of products sold includes settlement expense of $1.218 billion and $1.327 billion for the six months ended June 30, 2005 and 2006, respectively. Cost of products sold includes federal tobacco buyout expense of $142 million and $126 million for the six months ended June 30, 2005 and 2006, respectively. Cost of products sold includes settlement expense of $1.934 billion, $2.183 billion and $2.600 billion for the years ended December 31, 2003, 2004 and 2005, respectively. Cost of products sold includes federal tobacco buyout expense of $70 million and $345 million during 2004 and 2005, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RAI’s June 30, 2006, Form 10-Q incorporated by reference herein for further discussion of the components of cost of products sold.

(3)	Reflects reclassification of auction rate notes from cash and cash equivalents to short-term investments, resulting in an increase of $161 million in net cash flows from investing activities in 2003.

RISK FACTORS
      You should carefully consider each of the following risks and all of the other information included or incorporated by reference in this prospectus before deciding to participate in the exchange offer described in this prospectus. Some of the following risks relate principally to your participation or failure to participate in the exchange offer and ownership of the new notes. Many of the risks related to your ownership of the new notes are substantially similar to the risks related to your ownership of the old notes. Other risks relate principally to our business in general and the industries in which our subsidiaries operate, risks which will exist whether or not you participate in the exchange offer. Any of the following risks could materially adversely affect the business, financial condition, cash flows or results of operations of RAI or its subsidiaries, which could in turn adversely affect the ability of RAI to pay the notes or the ability of the guarantors to make payments pursuant to their guarantees of the notes.
Risks Related to the Business

RAI’s operating subsidiaries could be subject to substantial liabilities from cases related to cigarette products as well as to smokeless tobacco products.
      RJR Tobacco, Conwood and their affiliates, including RAI, and indemnitees, have been named in a number of tobacco-related legal actions, proceedings or claims seeking damages in amounts ranging into the hundreds of millions or even billions of dollars. As of July 14, 2006, 1,291 cigarette-related cases were pending against RJR Tobacco or its affiliates, including RAI, and its indemnitees, including B&W: 1,285 in the United States; two in Puerto Rico; three in Canada and one in Israel. Of the 1,291 total cases, 36 cases are pending against B&W that are not also pending against RJR Tobacco, and 961 have been consolidated for trial on some common related issues in West Virginia. As of September 29, 2006, Conwood was a defendant in 11 cases in West Virginia and one in Florida in which plaintiffs are alleging, among other claims, that they sustained personal injuries as a result of using Conwood’s smokeless tobacco products.
      In addition, as of July 14, 2006, 2,626 cases filed by individual flight attendants alleging injuries as a result of exposure to ETS, or secondhand smoke, in aircraft cabins were pending in Florida against RJR Tobacco or its affiliates or indemnitees. Punitive damages are not recoverable in these cases, and the majority of the secondhand smoke cases do not allege injuries of the same magnitude as alleged in other tobacco-related litigation. For a more complete description of the litigation involving RAI and its operating subsidiaries, see note 8 to the condensed consolidated financial statements (unaudited) contained in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein.
      It is likely that similar legal actions, proceedings and claims arising out of the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes will continue to be filed against RJR Tobacco or its affiliates and indemnitees and other tobacco companies for the foreseeable future. During the second quarter of 2006, process in 39 cigarette-related cases was served against RJR Tobacco or its affiliates or indemnitees, compared with 17 such cases in the first quarter of 2006. Victories by plaintiffs in highly publicized cases against RJR Tobacco and other tobacco companies regarding the health effects of smoking may stimulate further claims. A material increase in the number of pending claims could significantly increase defense costs and have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI. In addition, adverse outcomes in pending cases could have adverse effects on the ability of RJR Tobacco and its indemnitees, including B&W, to prevail in smoking and health litigation.
      Punitive damages, often in amounts ranging into the billions of dollars, are specifically pled in a number of these pending cases in addition to compensatory and other damages. An unfavorable resolution of certain of these actions could have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the notes. Adverse outcomes in these cases, individually or in the aggregate, also could have a significant adverse effect on the ability of RJR Tobacco and RAI to continue to operate.

      If plaintiffs in any of the actions to which Conwood is subject were to prevail, the effect of any judgment or settlement could have a material adverse effect on RAI’s consolidated financial results in the particular reporting period in which any such litigation is resolved. In addition, similar litigation and claims relating to Conwood’s smokeless tobacco products may continue to be filed in the future and, depending on the size of any resulting judgment or settlement, such judgment or settlement could have a material adverse effect on RAI’s consolidated financial position. An increase in the number of pending claims, in addition to the risks posed as to outcome, could increase Conwood’s costs of litigating and administering claims.
      In accordance with generally accepted accounting principles in the United States of America, referred to as GAAP, RAI, RJR Tobacco and Conwood, as applicable, record any loss related to tobacco litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated. RAI’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against RJR Tobacco or its affiliates or indemnitees, including B&W, or the loss of any particular claim concerning the use of smokeless tobacco against Conwood, when viewed on an individual basis, is not probable.
      No liability for pending smoking and health tobacco or smokeless tobacco litigation was recorded in RAI’s consolidated financial statements as of June 30, 2006. Notwithstanding the foregoing, RAI could be subject to significant tobacco-related liabilities in the future. In addition, as of June 30, 2006, RJR had liabilities totaling $94 million that were recorded in 1999 in connection with certain indemnification claims unrelated to smoking and health asserted by Japan Tobacco Inc., referred to as JTI, against RJR and RJR Tobacco, relating to the activities of Northern Brands International, Inc., an inactive, indirect subsidiary of RAI involved in the international tobacco business that was sold to JTI in 1999, and related litigation.

Individual cigarette-related cases may increase as a result of the Florida Supreme Court’s ruling in Engle v. R. J. Reynolds Tobacco Co.
      In July 2000, a jury in the Florida state court case Engle v. R. J. Reynolds Tobacco Co., referred to as Engle, rendered a punitive damages verdict in favor of the “Florida class” of approximately $145 billion, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively. RJR Tobacco, B&W and the other defendants appealed this verdict. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Miami-Dade County Circuit Court with instructions to decertify the class. On October 23, 2003, the plaintiffs asked the Florida Supreme Court to review the case.
      The Florida Supreme Court accepted the case and issued its decision on July 6, 2006. The court affirmed the appellate court’s dismissal of the punitive damages awards against RJR Tobacco and B&W and decertified, on a going-forward basis, a Florida-wide class action on behalf of smokers claiming illnesses caused by addiction to cigarettes. The court preserved a number of class-wide findings from the Engle trial, including that cigarettes can cause certain diseases, that nicotine is addictive and that defendants placed defective and unreasonably dangerous cigarettes on the market, and authorized class members to avail themselves of those findings in individual lawsuits, provided they commence those lawsuits within one year of the date the court’s decision becomes final. The court specified that the class is confined to those Florida residents who developed smoking-related illnesses that “manifested” themselves on or before November 21, 1996.
      RJR Tobacco and the other defendants in Engle have filed a rehearing motion arguing, among other things, that the findings from the Engle trial are not sufficiently specific to serve as the basis for further proceedings and that the Florida Supreme Court’s application of the class action rule denies defendants due process. The plaintiffs have also filed a rehearing motion arguing that some smokers who became sick after November 21, 1996, and who are therefore not class members should nevertheless have the statute of limitations tolled since they may have refrained from filing suit earlier in the mistaken belief that they were Engle class members. In the event the decision of the Florida Supreme Court in Engle stands, RAI anticipates that it is likely that individual case filings in Florida would increase. In addition to possible adverse effects of the outcomes in these cases, individually or in the aggregate, an increase in these cases will result in increased legal expenses and other litigation and related costs which could have an adverse effect on the results of operations and cash flows of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the notes.

RJR Tobacco could be subject to additional, substantial marketing restrictions, and related compliance costs, as a result of the order issued in a case brought by the U.S. Department of Justice.
      On September 22, 1999, the U.S. Department of Justice brought an action against RJR Tobacco, B&W and other tobacco companies in the U.S. District Court for the District of Columbia. The government initially sought to recover funds expended by the federal government in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. In addition, the government sought, pursuant to the civil provisions of RICO, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” In September 2000, the court dismissed the government’s claims asserted under the Medical Care Recovery Act as well as those under the Medicare as Secondary Payer provisions of the Social Security Act, but did not dismiss the RICO claims. In February 2005, the U.S. Court of Appeals for the District of Columbia ruled that disgorgement is not an available remedy in this case. The government’s petition for rehearing was denied in April 2005, and its petition for writ of certiorari with the U.S. Supreme Court was denied in October 2005. The bench (non-jury) trial began in September 2004, and closing arguments concluded June 10, 2005.
      On August 17, 2006, the court found the defendants liable for the RICO claims, but did not impose any direct financial penalties. The court instead enjoined the defendants from committing future racketeering acts, participating in certain trade organizations, making misrepresentations concerning smoking and health and youth marketing, and using certain brand descriptors such as “low tar,” “light,” “ultra light,” “mild” and “natural.” The court also ordered defendants to issue “corrective communications” on five subjects, including smoking and health and addiction, and to comply with further undertakings, including maintaining web sites of historical corporate documents and disseminating certain marketing information on a confidential basis to the government. In addition, the court placed restrictions on the ability of the defendants to dispose of certain assets for use in the United States unless the transferee agrees to abide by the terms of the court’s order. The order also requires the defendants to reimburse the U.S. Department of Justice its taxable costs incurred in connection with this case.
      The defendants, including RJR Tobacco, filed notices of appeal to the U.S. Court of Appeals for the District of Columbia on September 11, 2006. The government filed its notice of appeal on October 16, 2006. In addition, the defendants, including RJR Tobacco, filed joint motions asking the district court to clarify and to stay its order pending this appeal. On September 28, 2006, the district court denied defendants’ motion to stay. On September 29, 2006, the defendants, including RJR Tobacco, filed a motion asking the court of appeals to stay the district court’s order pending defendants’ appeal. The court granted the motion on October 31, 2006.
      The stay of the district court’s order suspends the enforcement of the order pending the outcome of defendants’ appeal. RJR Tobacco does not know the timing of an appellate decision or, if the order is affirmed, the compliance deadlines that will be imposed. If the order is affirmed without modification, then RJR Tobacco believes that certain provisions of the order (such as the ban on certain brand style descriptors and the corrective advertising requirements) would have adverse business effects on the marketing of RJR Tobacco’s current product portfolio and that such effects could be material. Also, if the order is affirmed, then RJR Tobacco would incur costs in connection with complying with the order (such as the costs of changing its current packaging to conform to the ban on certain brand descriptors and the costs of corrective communications). Given the uncertainty over the timing and substance of an appellate decision, RJR Tobacco currently is not able to estimate reasonably the costs of such compliance. Moreover, if the order is ultimately affirmed and RJR Tobacco were to fail to comply with the order on a timely basis, then RJR Tobacco could be subject to substantial monetary fines or penalties.

      An adverse outcome in this case could have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco, and, consequently, of RAI, the ability of RAI to make payments on the notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the notes.

RJR Tobacco could be subject to substantial liabilities from lawsuits based on claims that smokers were misled through its marketing of “light,” “ultra light” and “low-tar” cigarettes.
      Class-action suits have been filed in a number of states against individual cigarette manufacturers and their parent corporations, alleging that the use of the terms “lights” and “ultra lights” constitutes unfair and deceptive trade practices. As of July 14, 2006, 11 such suits were pending against RJR Tobacco or its affiliates, including RAI, and indemnitees, including B&W, in state or federal courts in Florida, Illinois, Louisiana, Minnesota, Missouri, New York and Washington.
      A “lights” class-action case is pending in Madison County, Illinois against RJR Tobacco’s competitor, Philip Morris, Inc. Trial of the case against Philip Morris, Price v. Philip Morris, Inc., formerly known as Miles v. Philip Morris, Inc., began in January 2003. In March 2003, the trial judge entered judgment against Philip Morris in the amount of $7.1 billion in compensatory damages and $3 billion in punitive damages to the State of Illinois. Based on Illinois law, the bond required to stay execution of the judgment was set initially at $12 billion. Because of the difficulty of posting a bond of that magnitude, Philip Morris pursued various avenues of relief from the $12 billion bond requirement. In April 2003, the trial judge reduced the amount of the bond. The plaintiffs appealed, and in July 2003, the appeals court ordered the trial judge to reinstate the original bond. In September 2003, the Illinois Supreme Court ordered that the reduced bond be reinstated and agreed to hear Philip Morris’ appeal without need for intermediate appellate court review. On December 15, 2005, the Illinois Supreme Court reversed the lower state court’s decision and sent the case back to the lower court with instructions to dismiss the case. On May 8, 2006, the plaintiffs filed a motion to stay mandate until final disposition of their petition for certiorari to the U.S. Supreme Court. The motion was granted on May 19, 2006.
      Although RJR Tobacco is not a defendant in the Price case, it is a defendant in a similar class-action case, Turner v. R. J. Reynolds Tobacco Co., also brought in Madison County, Illinois. The class certified in this case consists of persons who purchased certain brands of “light” cigarettes manufactured and sold by RJR Tobacco during a specified time period. B&W is a defendant in a similar class-action case, Howard v. Brown & Williamson Tobacco Corporation, also brought in Madison County, Illinois. Each of the Turner and Howard cases has been stayed pending a resolution of the Price case.
      Schwab [McLaughlin] v. Philip Morris USA, Inc., a nationwide “lights” class action, was filed on May 11, 2004, in the U.S. District Court for the Eastern District of New York, against RJR Tobacco and B&W, as well as other tobacco manufacturers. The plaintiffs’ motion for class certification and various other motions were heard on September 13, 2006. On September 25, 2006, the court, among other things, granted class certification and set a trial date of January 22, 2007. On October 6, 2006, the defendants, including RJR Tobacco, filed a motion requesting the U.S. Court of Appeals for the Second Circuit to review the class certification decision and to stay the district court’s decision pending that review. On October 24, 2006, the court of appeals granted a temporary stay of all pre-trial and trial proceedings pending disposition of the motion for stay and the request to review the class certification decision.
      In the event RJR Tobacco and its affiliates and indemnitees lose the Turner, Howard or Schwab cases, or one or more of the other pending “lights” class-action suits, RJR Tobacco could face bonding difficulties similar to the difficulties faced by Philip Morris in Price depending upon the amount of damages ordered, if any. This result could have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the notes.

RJR Tobacco could be subject to substantial liabilities from tobacco-related antitrust lawsuits.
      RJR Tobacco and its indemnitees, including B&W, and certain of their subsidiaries are defendants in multiple actions alleging violations of federal and state antitrust laws, including allegations that the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, conspired to fix cigarette prices. An adverse outcome in any of these cases could have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the notes.

RJR Tobacco’s retail market share has declined in recent years and is expected to continue to decline for the medium term; any continuation in the decline beyond the medium term could adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI.
      According to data from IRI, the combined share of RJR Tobacco and B&W of the U.S. cigarette retail market declined to 29.98% in 2005 from 30.82% in 2004 and 32.09% in 2003, continuing a trend in effect for several years. This data does not reflect revisions made by IRI to its market share data in April 2006 to better reflect industry dynamics. The use of revised methodology by IRI would not have had a material impact on the foregoing percentages. You should not rely on the foregoing market share data as being a precise measurement of actual market share because IRI bases its reporting on sampling and, in addition, is not able to effectively track the volume of all deep-discount brands, gray market imports and sales through alternative channels. Accordingly, the retail share of market of RJR Tobacco as reported above may overstate its actual market share.
      While RJR Tobacco expects this declining market share trend to continue for the medium term, at the beginning of 2005, RJR Tobacco implemented a brand portfolio marketing strategy, discussed elsewhere in this prospectus, which RJR Tobacco expects, over a four- to six-year time frame, will result in growth in total RJR Tobacco market share. Lost market share, however, is difficult to regain. If this new marketing strategy is unsuccessful and the decline in RJR Tobacco’s market share continues beyond the medium term, this could adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the notes.

RJR Tobacco has substantial payment obligations under the MSA and other litigation settlement agreements, which materially adversely affect its ability to compete against manufacturers of deep-discount cigarettes that are not subject to these obligations.
      In November 1998, the major U.S. manufacturers of tobacco products, including RJR Tobacco and B&W, entered into the MSA with 46 states and other U.S. territories to settle the asserted and unasserted health care cost recovery and certain other claims of those states and territories. RJR Tobacco, B&W and the other major U.S. tobacco manufacturers previously had settled similar claims brought by four other states.
      The aggregate cash payments made by RJR Tobacco under the MSA and other state settlement agreements were $2.7 billion, $2.0 billion and $1.8 billion in 2005, 2004 and 2003, respectively. These amounts do not include payments made in connection with B&W’s U.S. brands prior to July 30, 2004. RJR Tobacco estimates its payments, including payments made in connection with B&W’s U.S. brands acquired in the B&W business combination, will be approximately $2.6 billion in each of 2006 and 2007 and will exceed $2.7 billion thereafter, subject to certain adjustments. For a more complete description of the MSA and other state settlement agreements, see note 8 to the condensed consolidated financial statements (unaudited) contained in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein.
      The MSA and other state settlement agreements have materially adversely affected RJR Tobacco’s shipment volumes. The payments under these agreements also make it difficult for RJR Tobacco to compete with certain manufacturers of deep-discount cigarettes. RAI believes deep-discount brands made by small manufacturers in recent years have proliferated and have increased their combined market share to 13% to 15% of U.S. industry unit sales. The manufacturers of deep-discount brands are either subsequent participating manufacturers or non-participating manufacturers, referred to as NPMs, to the MSA. As such, they have lower payment obligations than do the original participating manufacturers, allowing them to price their products lower than the original participating manufacturers. This pricing has resulted in higher levels of discounting and promotional support by RJR Tobacco as part of its efforts to defend its existing brands, attract adult smokers of competitive brands and launch new brands. RAI believes that these settlement obligations may materially adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the notes. The degree of the adverse impact will depend, among other things, on the rate of decline in U.S. cigarette sales in the premium and discount categories, RJR Tobacco’s share of the domestic premium and discount cigarette categories, and the effect of any cost advantage of manufacturers not subject to the MSA and other state settlement agreements.
      The MSA includes an adjustment, referred to as an NPM adjustment, that potentially reduces RJR Tobacco’s and other participating manufacturers’ annual payment obligations. RJR Tobacco is currently involved in litigation with more than 35 of the settling states as to whether RJR Tobacco is entitled to an NPM adjustment for 2003. For more information on this litigation, see note 8 to the condensed consolidated financial statements (unaudited) contained in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein. If RJR Tobacco is unsuccessful in disputing that it is entitled to deduct its share of the 2003, or any subsequent, NPM adjustment from its MSA payments, RJR Tobacco would be obligated to continue paying the full amounts of its projected MSA payments notwithstanding that its market share, and potentially its revenues, were decreasing as a result of increased competition from NPMs. Even if RJR Tobacco is successful in deducting its share of the NPM adjustment from its 2003, and any subsequent, MSA payments, it could incur substantial litigation costs to establish its entitlement to the deduction, particularly if one or more of the settling states that have filed legal proceedings prevail in their claim that the courts of the individual states are the proper forum for resolving the dispute.

RAI’s operating subsidiaries have substantial payment obligations under the Fair and Equitable Tobacco Reform Act.
      On October 22, 2004, the President signed the Fair and Equitable Tobacco Reform Act of 2004, referred to as FETRA, eliminating the U.S. government’s tobacco production controls and price support program. The buyout of tobacco quota holders provided for in FETRA is funded by a direct quarterly assessment on every tobacco product manufacturer and importer, on a market-share basis measured on volume to which federal excise tax is applied. The aggregate cost of the buyout to the industry is approximately $9.9 billion, including approximately $9.6 billion payable to quota tobacco holders and growers through industry assessments over ten years and approximately $290 million for the liquidation of quota tobacco stock.
      The MSA provided for the establishment of a $5.15 billion trust fund to be divided among the states that produce cigarette tobacco to compensate tobacco growers and quota holders for any negative effects that the MSA might have on them — MSA participants’ payment obligations with respect to this fund are referred to as “Phase II” obligations. As a result of the tobacco buyout legislation, the MSA Phase II obligations established in 1999 will be continued as scheduled through the end of 2010, but will be offset against the tobacco quota buyout obligations. RAI’s operating subsidiaries’ annual expense under FETRA, excluding the tobacco stock liquidation assessment, is estimated to be approximately $265 million. Since the inception of FETRA through June 30, 2006, RAI’s operating subsidiaries have incurred $72 million of cumulative net assessments from quota tobacco stock liquidation. Of these amounts, approximately $46 million has been paid through the second quarter of 2006, and the remaining amount is scheduled to be paid, quarterly, by December 31, 2006. RAI’s operating subsidiaries estimate that their overall share of the buyout will approximate $2.4 billion to $2.9 billion prior to the deduction of permitted offsets under the MSA.

      FETRA’s substantial buyout payment obligations could negatively affect the profits and cash flows of RJR Tobacco and RAI’s other operating subsidiaries and could adversely affect sales if price increases are required to offset the obligations.

The assumption of certain of B&W’s historical and future liabilities has exposed RJR Tobacco and its subsidiaries to significant additional potential liabilities associated with the cigarette and tobacco industry.
      In connection with the B&W business combination, RJR Tobacco agreed to indemnify B&W and its affiliates for B&W’s historic and future liabilities related to the contributed business, including all tobacco-related litigation and all post-closing liabilities under the MSA and other state settlement agreements with respect to B&W’s U.S. cigarette and tobacco business. These liabilities could expose RJR Tobacco to material losses, which would materially adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the notes. As of July 14, 2006, of the 1,291 cigarette-related cases pending against RJR Tobacco or its affiliates or indemnitees, 36 cases were pending against B&W that are not also pending against RJR Tobacco.

RJR Tobacco is dependent on the U.S. cigarette business, which it expects to continue to decline.
      The international rights to substantially all of RJR Tobacco’s brands were sold in 1999 to JTI. In connection with this sale, RJR Tobacco also agreed that, prior to its use or license outside the United States of any trademarks or other intellectual property relating to its manufacture or sale of tobacco products, RJR Tobacco would first negotiate in good faith with JTI with respect to JTI’s acquisition or licensing of such trademarks or intellectual property. In addition, in connection with the B&W business combination in 2004, RAI entered into a non-competition agreement with British American Tobacco p.l.c., referred to as BAT, B&W’s parent, under which RAI’s operating subsidiaries generally are prohibited, subject to certain exceptions, from manufacturing and marketing certain tobacco products outside the United States until July 2009. As a result of the foregoing, RJR Tobacco is dependent on the U.S. cigarette market. As a result of price increases, restrictions on advertising and promotions, funding by U.S. manufacturers, including RJR Tobacco, of smoking prevention campaigns, increases in regulation and excise taxes, health concerns, a decline in the social acceptability of smoking, increased pressure from anti-tobacco groups and other factors, U.S. cigarette consumption has generally been declining, and it is expected to continue to decline, which could adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the notes. U.S. cigarette shipments, as tracked by Management Science Associates, Inc., referred to as MSAi, decreased at a compound annual rate of 1.6% from 1987 through 1997. After declining 4.6% in 1998 and 9% in 1999, shipments remained relatively stable in 2000, declined 3.2% in 2001, 3.7% in 2002, 5.1% in 2003 and 1.8% in 2004. In 2005, shipments declined 3.4% to 381.0 billion units.

RAI’s operating subsidiaries are subject to significant limitations on advertising and marketing tobacco products that could harm the value of their existing brands or their ability to launch new brands.
      In the United States, television and radio advertisements of cigarettes have been prohibited since 1971, and television and radio advertisements of smokeless tobacco products have been prohibited since 1986. Under the MSA, certain of RAI’s operating subsidiaries, including RJR Tobacco, cannot use billboard advertising, cartoon characters, sponsorship of certain events, non-tobacco merchandise bearing their brand names and various other advertising and marketing techniques. In addition, the MSA prohibits targeting of youth in advertising, promotion or marketing of tobacco products, including the smokeless tobacco products of RJR Tobacco. The smokeless tobacco products of Conwood are not covered by the MSA. Although these restrictions were intended to ensure that tobacco advertising was not aimed at young people, some of the restrictions also may limit the ability of RAI’s operating subsidiaries to communicate with adult smokers. For example, RAI’s operating subsidiaries only advertise their cigarettes in magazines in which the vast majority of readers are adults 18 years of age or older. Additional restrictions may be imposed legislatively or agreed to in the future. Recent proposals have included limiting tobacco advertising to black-and-white, text-only advertisements. These limitations may make it difficult to maintain the value of existing brands. Moreover, these limitations could significantly impair the ability of RAI’s operating subsidiaries to launch new premium brands. Also, as discussed in greater detail above, RJR Tobacco will be subject to additional marketing restrictions if the recent decision by the U.S. District Court for the District of Columbia in the case brought by the U.S. Department of Justice is not reversed on appeal.

The U.S. cigarette industry is subject to substantial and increasing regulation and taxation, which has a negative effect on sales volume and profitability. In addition, Conwood’s tobacco products are subject to excise taxes and to many restrictions and regulations similar to the ones to which the tobacco products of RAI’s other operating subsidiaries are subject, which may have a negative effect on sales volume and profitability of Conwood.
      A wide variety of federal, state and local laws limit the advertising, sale and use of cigarettes, and these laws have proliferated in recent years. For example, many local laws prohibit smoking in restaurants and other public places. Private businesses also have adopted regulations that prohibit or restrict, or are intended to discourage, smoking. This trend has had, and is likely to continue to have, a material adverse effect on the sales, volumes, operating income and cash flows of RJR Tobacco and, consequently, of RAI.
      Cigarettes are subject to substantial and increasing excise taxes in the United States. The federal excise tax per pack of 20 cigarettes is $0.39. All states and the District of Columbia currently impose cigarette excise taxes at levels ranging from $0.07 per pack in South Carolina to $2.575 in New Jersey. During 2005, seven state legislatures increased their cigarette excise tax per pack. As a result of these increases, on July 1, 2006, the weighted average state cigarette excise tax per pack, calculated on a 12-month rolling average, was approximately $0.788. Several states have pending legislation proposing excise tax increases, and four states have passed excise tax per pack increases in 2006. Additionally, four states, including California with a $2.60 increase per pack measure, have proposals to increase the cigarette excise tax on the ballot during November elections this year. RJR Tobacco, as part of coalitions in each state, expects to spend up to $40 million in 2006, to address these and other tobacco-related initiatives. Certain city and county governments, such as New York and Chicago, also impose substantial excise taxes on cigarettes sold in those jurisdictions. In 2006, increased excise taxes are likely to result in declines in overall sales volume and shifts by consumers to less expensive brands. Both of these results could have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the notes.
      A federal excise tax was imposed on smokeless tobacco products in 1986, which was increased in 1991, 1993, 1997, 2000 and 2002. The current federal excise tax on smokeless tobacco products is $0.195 per pound for chewing tobacco, and $0.585 per pound for snuff. As of January 1, 2006, 43 states taxed smokeless tobacco products on an ad valorem basis at rates ranging from 3% in North Carolina to 90% in Massachusetts. Other states tax smokeless tobacco products based on weight or on a per unit basis. A federal tax is imposed on cigars, and certain states also impose taxes, generally on an ad valorem basis, on cigars.
      In 1996, the U.S. Food and Drug Administration, referred to as the FDA, published regulations that would have severely restricted cigarette advertising and promotion, and limited the manner in which tobacco products could be sold. On March 21, 2000, the U.S. Supreme Court held that Congress did not give the FDA authority to regulate tobacco products under the Federal Food, Drug, and Cosmetic Act and, accordingly, the FDA’s assertion of jurisdiction over tobacco products was impermissible under that act. Since the Supreme Court decision, various proposals have been made for federal legislation to regulate tobacco products, including smokeless tobacco products. A presidential commission appointed by former President Clinton issued a final report on May 14, 2001, recommending that the FDA be given authority by Congress to regulate the manufacture, sale, distribution and labeling of tobacco products to protect public health. In addition, congressional advocates of FDA regulation have introduced legislation for consideration by Congress. Other proposals for the federal regulation of tobacco products have related to, among other things, additional warning notices, the disallowance of advertising and promotion expenses as deductions under federal tax law, a ban or further restriction of all advertising and promotion and increased regulation of the manufacturing and marketing of tobacco products by new or existing federal agencies.
      Over the years, various state and local governments have continued to regulate tobacco products, including smokeless tobacco products. These regulations relate to, among other things, the imposition of significantly higher taxes, increases in the minimum age to purchase tobacco products, sampling and advertising bans or restrictions, ingredient and constituent disclosure requirements and significant tobacco control media campaigns. Additional state and local legislative and regulatory actions will likely be considered in the future, including, among other things, restrictions on the use of flavorings.
      Additional federal or state regulation relating to the manufacture, sale, distribution, advertising, labeling and mandatory ingredients disclosure of tobacco products could reduce sales, increase costs and have a material adverse effect on the business of the operating subsidiaries of RAI. Extensive and inconsistent regulation by multiple states could prove to be particularly disruptive to the business of RJR Tobacco. These factors could have a material adverse effect on RAI’s results of operations, cash flows and financial condition.
      Various state governments have adopted or are considering adopting legislation establishing fire safety standards for cigarettes. Compliance with this legislation could be burdensome. On December 31, 2003, the New York State Office of Fire Prevention and Control issued a final standard with accompanying regulations that requires all cigarettes offered for sale in New York State after June 28, 2004, to achieve specified test results when placed on ten layers of filter paper in controlled laboratory conditions. The cigarettes that RAI’s operating companies sell in New York State comply with this standard. In 2005, California and Vermont, and in 2006, Illinois, Massachusetts and New Hampshire, each enacted fire-safe legislation of its own, adopting the same testing standard set forth in the OFPC regulations described above. This requirement took effect in Vermont on May 1, 2006, and will take effect in California on January 1, 2007, in New Hampshire on October 1, 2007, and in Illinois and Massachusetts on January 1, 2008. Similar legislation is being considered in a number of other states. Varying standards from state to state could have an adverse effect on the business or results of operations of RJR Tobacco.

RJR Tobacco’s and Conwood’s volumes, market share and profitability may be adversely affected by competitive actions and pricing pressures in the marketplace.
      The tobacco industry is highly competitive. Among the major manufacturers, brands primarily compete on such elements as product quality, price, brand recognition, brand imagery and packaging. Substantial marketing support, merchandising display, competitive pricing and other financial incentives generally are required to maintain or improve a brand’s market position or introduce a new brand.
      Increased selling prices from higher cigarette taxes and settlement costs have resulted in increased competitive discounting and the proliferation of deep-discount brands.
      In addition to the competition Conwood faces from its largest competitor, UST Inc., RJR Tobacco’s largest competitor in the cigarette market, Philip Morris USA Inc., has recently begun test marketing smokeless tobacco products. Further, other companies may test or enter the smokeless tobacco marketplace. Increased competition, from new entrants or existing market participants, could introduce pricing pressure or decrease Conwood’s market share, either of which could adversely affect Conwood’s profitability and revenues.
      Although RAI believes Conwood’s business has benefited in recent years from the increased popularity of price-value brands compared to premium priced brands, if this trend deprives Conwood’s premium brands of market share, Conwood’s profitability and revenues from those brands could decrease. Even if consumers shift from Conwood’s premium brands to its own price-value brands, Conwood’s revenues and profitability could be adversely affected due to the higher sales prices and higher profit margins on Conwood’s premium brands as compared with its price-value brands.

Failure to successfully integrate Conwood into RAI’s corporate organization could prevent RAI from attaining the anticipated benefits of the Conwood acquisition.
      Achieving the anticipated benefits of the Conwood acquisition will depend in part upon the integration of Conwood into RAI’s corporate organization. Integration of a substantial business is a challenging, time-consuming and costly process. It is possible that the acquisition itself or the integration process could result in the loss of the management of Conwood or other key employees, the disruption of Conwood’s business or inconsistencies in standards, controls, procedures and policies that adversely affect its ability to maintain relationships with suppliers, customers and employees. In addition, successful integration of Conwood will require the dedication of significant management resources that may temporarily detract attention from RAI’s and Conwood’s day-to-day business. If management is not able to integrate the organizations, operations and systems of Conwood and RAI in a timely and efficient manner, the anticipated benefits of the Conwood acquisition may not be realized fully.

If RJR Tobacco is not able to develop, produce or commercialize new products and technologies required by regulatory changes or changes in adult consumer preferences, sales and profitability could be adversely affected.
      Consumer health concerns and changes in regulations are likely to require RJR Tobacco to introduce new products or make substantial changes to existing products. Similarly, RAI believes that there may be increasing pressure from public health authorities and consumers to develop a conventional cigarette or an alternative cigarette that provides a demonstrable reduced risk of adverse health effects. RJR Tobacco may not be able to develop a potentially reduced risk product that is broadly acceptable to adult consumers in a cost-effective manner, or at all. Moreover, it may be difficult for RJR Tobacco to effectively promote such a product in any event. RJR Tobacco believes that the order in the U.S. Department of Justice case, described above, might (unless the order is reversed on appeal) limit RJR Tobacco’s ability to market effectively any potentially reduced risk product it may develop. Further, additional marketing restrictions could be imposed legislatively or judicially in the future that could adversely affect RJR Tobacco’s ability to market effectively any potentially reduced risk product it may develop. The costs associated with developing new products and technologies, as well as the inability to develop and effectively market acceptable products in response to competitive conditions or regulatory requirements, may have a material adverse effect on RAI’s results of operations, cash flows and financial condition.

RJR Tobacco depends on third-party suppliers for its tobacco packaging materials requirements; if the supply of tobacco packaging materials from the suppliers is interrupted, or the quality of the packaging declines, RJR Tobacco’s sales and packaging related costs could be negatively affected.
      On May 2, 2005, RJR Tobacco and RJR Packaging sold the assets and business of RJR Packaging to five packaging companies. In connection with this sale, RJR Tobacco entered into agreements with four of the purchasers, pursuant to which those companies supply RJR Tobacco with certain of its tobacco packaging materials requirements.
      As a result, RJR Tobacco is now dependent upon third parties for its packaging requirements. Consequently, the risks of an interruption in the supply of packaging materials to RJR Tobacco, or a decline in the quality of such packaging materials, have increased. A decline in the quality of packaging materials could negatively affect sales. If the supply of packaging materials is interrupted, RJR Tobacco’s own shipments of tobacco products could be materially slowed, which could decrease sales and adversely impact RJR Tobacco’s relationships with wholesalers and retailers. Delays in the shipments of RJR Tobacco’s products may result in certain RJR Tobacco brand styles being out of stock at the retail level, increasing the potential that consumers may switch to brands made by RJR Tobacco’s competitors.

      If RJR Tobacco had to seek alternate suppliers, particularly on an urgent basis, there is no guarantee that RJR Tobacco could find alternate suppliers willing or able to supply packaging materials on a timely basis (if at all), at an acceptable cost and of the necessary quality. If, as a result of securing an alternate supply of packaging materials, RJR Tobacco’s packaging related costs increased, its profits could consequently decrease. Sales could also be negatively affected if the quality of packaging from the alternate suppliers were below RJR Tobacco’s requirements.
      A material increase in RJR Tobacco’s packaging related costs, a material decrease in the quality of packaging materials or a material interruption in the supply of packaging materials could materially adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI.
      Beginning in late June 2006, and continuing through October 2006, RJR Tobacco experienced a shortage of packaging materials for certain of its brand styles. This shortage has caused incomplete deliveries to certain of RJR Tobacco’s customers of the affected brand styles. To address this issue, packaging materials capacity has been increased at RJR Tobacco’s primary packaging supplier, and RJR Tobacco has been purchasing certain packaging materials from other packaging suppliers. As a result, RJR Tobacco has now completed the process of building its cigarette inventories back to historical levels. RAI does not believe that this shortage will materially adversely affect the results of operations, cash flows and financial condition of RJR Tobacco or RAI.

Certain of RAI’s operating subsidiaries face a customer concentration risk.
      Sales made by RJR Tobacco to McLane Company, Inc., a distributor, comprised 25%, 27% and 31% of RAI’s consolidated revenue in 2005, 2004 and 2003, respectively. Sales made by Conwood to McLane Company, Inc. comprised 15%, 16% and 16% of Conwood’s consolidated revenue in 2005, 2004 and 2003, respectively. No other customer accounted for 10% or more of RAI’s or Conwood’s revenue during those years. The loss of this customer, or a significant decline in its purchases from RJR Tobacco or Conwood, could have a material adverse effect on the business, financial condition and results of operations of RJR Tobacco or Conwood, as the case may be, and, consequently, of RAI, the ability of RAI to make payments on the notes and the ability of RJR Tobacco or Conwood to make payments pursuant to its guarantee of the notes.

RAI’s credit facilities contain restrictive covenants that may limit the flexibility of RAI and its subsidiaries, and breach of those covenants may result in a default under the agreement relating to the facilities.
      RAI’s credit facilities limit, and in some circumstances prohibit, the ability of RAI and its subsidiaries to, among other things:

•	incur additional debt;

•	pay dividends;

•	make capital expenditures, investments or other restricted payments;

•	engage in sale-leaseback transactions;

•	guarantee debt;

•	engage in transactions with shareholders and affiliates;

•	create liens;

•	sell assets;

•	issue or sell capital stock of subsidiaries;

•	engage in mergers and acquisitions; and

•	prepay certain indebtedness.

      These restrictions could limit the ability of RAI and its subsidiaries to obtain future financing, withstand a future downturn in their businesses or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. In addition, if RAI does not comply with these covenants and with financial covenants in its credit facilities that require it to maintain certain minimum financial ratios, any indebtedness outstanding under the credit facilities could become immediately due and payable. In addition, the lenders under RAI’s credit facilities could refuse to lend funds if RAI is not in compliance with the covenants or could terminate the credit facilities. If RAI were unable to repay accelerated amounts, the lenders under RAI’s credit facilities could initiate a bankruptcy proceeding or liquidation proceeding, or proceed against any collateral securing that indebtedness.

Fire, violent weather conditions and other disasters may adversely affect the operations of RAI’s operating subsidiaries.
      A major fire, violent weather conditions or other disasters that affect the manufacturing facilities of RAI’s operating subsidiaries, or of their suppliers and vendors, could have a material adverse effect on the operations of RAI’s operating subsidiaries. Although RAI has insurance coverage for some of these events, a prolonged interruption in the manufacturing operations of RAI’s operating subsidiaries could have a material adverse effect on the ability of its operating subsidiaries to effectively operate their businesses.

RAI has substantial debt and may incur substantial additional debt, which could adversely affect its financial health and its ability to obtain financing in the future, react to changes in its business and make payments on the notes.
      As of June 30, 2006, on a consolidated basis, RAI had an aggregate principal amount of $4.413 billion of outstanding long-term indebtedness (less current maturities). RAI’s substantial debt could have important consequences to holders of the notes. Because of RAI’s substantial indebtedness:

•	its ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and its ability to satisfy its obligations with respect to the notes may be impaired in the future;

•	a substantial portion of its cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to it for other purposes;

•	it may be at a disadvantage compared to its competitors with less debt or comparable debt at more favorable interest rates; and

•	its flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and it may be more vulnerable to a downturn in general economic conditions or its business or be unable to carry out capital spending that is necessary or important to its growth strategy and its efforts to improve operating margins.
      It is likely that RAI will refinance, or attempt to refinance, a significant portion of this indebtedness prior to its maturity through the incurrence of new indebtedness. There can be no assurance that RAI’s available cash or access to financing on acceptable terms will be sufficient to satisfy when due such indebtedness and its obligations under the notes.

An increase in interest rates would increase the cost of servicing RAI’s variable rate indebtedness and could cause its annual debt service obligations to increase significantly and reduce its profitability.
      RAI’s borrowings under its credit facilities bear interest at a variable or floating rate. As of June 30, 2006, the borrowings outstanding under the credit facilities consisted solely of the $1.55 billion floating rate term loan. In addition, as of June 30, 2006, RAI had outstanding interest rate swap agreements, the effect of which was to convert the interest rate applicable to $750 million principal amount of debt from a fixed to a floating rate. Any increase in interest rates would increase the cost of servicing RAI’s floating rate debt and, consequently, RAI’s net income would decrease. A 100 basis-point increase in LIBOR (the rate applicable as of June 30, 2006, to the term loan and $750 million principal amount of debt subject to the interest rate swap) would increase RAI’s annual interest expense by $23 million. For a discussion of how RAI manages its exposure to changes in interest rates, see note 7 to the condensed consolidated financial statements (unaudited) included in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein.

The ability of RAI to access the debt capital markets could be impaired because of its credit rating.
      The old notes are, and the new notes will be, rated below investment grade. Because of these ratings, in the future RAI may not be able to sell its debt securities or borrow money in such amounts, at the times, at the lower interest rates or upon the more favorable terms and conditions that might otherwise be available to RAI if its debt was rated investment grade. The below-investment grade credit rating of RAI’s notes may make it more difficult for RAI to obtain future debt financing on an unsecured basis. In addition, future debt security issuances or other borrowings may be subject to further negative terms, including limitations on indebtedness or similar restrictive covenants, particularly if RAI’s ratings decline further.
      RAI’s credit ratings are influenced by some important factors not entirely within the control of RAI or its affiliates, such as tobacco litigation, the regulatory environment and the performance of suppliers and vendors to RAI’s operating subsidiaries. Moreover, because the kinds of events and contingencies that impair RAI’s credit ratings and the ability of RAI and its affiliates to access the debt capital markets are often the same kinds of events and contingencies that could cause RAI and its affiliates to seek to raise additional capital on an urgent basis, RAI and its affiliates may not be able to issue debt securities or borrow money upon acceptable terms, or at all, at the times at which they may most need additional capital.
Risks Related to the New Notes

All of RAI’s operations are conducted through its subsidiaries, and this structure may impair RAI’s ability to pay the new notes. In addition, the new notes and related guarantees thereof will be structurally subordinated to creditors (including trade creditors) of non-guarantor subsidiaries of each of RAI and the guarantors.
      The new notes will be the direct obligations of RAI. Certain of RAI’s subsidiaries, including its material domestic subsidiaries, will guarantee RAI’s obligations under the new notes. RAI’s operations are conducted through certain of its subsidiaries. RAI’s cash flow and its ability to service its debt, including the new notes, depends upon the earnings of its subsidiaries and their loans, dividends, distributions or other payments to or for the benefit of RAI. This structure may impair RAI’s ability to make payments on the notes. The ability of RAI’s subsidiaries to pay dividends and make other distributions is subject to applicable law. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of those non-guarantor subsidiaries over the claims of creditors of RAI and the guarantors, including holders of the notes. The new notes and related guarantees thereof will be structurally subordinated to creditors (including trade creditors) of non-guarantor subsidiaries of each of RAI and the guarantors.

The guarantees may be terminated without the consent of the noteholders.
      RAI’s obligations under the new notes will be guaranteed by RAI’s material domestic subsidiaries. These subsidiaries guarantee the obligations of RAI under the credit facilities. Under the terms of the 2006 indenture, if any guarantor of the new notes ceases to be a guarantor under the credit facilities, that guarantor will be automatically released from all of its obligations under both the 2006 indenture and its guarantee of the new notes, and, as a result, that guarantee will terminate. No noteholder consent is required in this event. It is possible that the lenders under RAI’s credit facilities may release some or all of the guarantees thereunder or such credit facilities may be terminated, and any replacement credit facilities may not require guarantees of RAI’s obligations thereunder. Therefore, the new notes may not continue to be guaranteed to the same extent as they will be upon issuance, or at all.

The security for the obligations of RAI and the guarantors under the notes may be released.
      Under the terms of the 2006 indenture, if, for any reason, the assets specified therein are no longer pledged to secure the obligations of RAI and the guarantors under RAI’s credit facilities (or any other indebtedness), such assets will be released as security for the new notes and related guarantees (as well as for any RJR notes). Under the terms of RAI’s credit facilities, provided certain defaults do not exist under the 2006 indenture at such time as (1) RAI’s term loan is paid in full and (2) RAI obtains investment grade corporate ratings (with not worse than stable outlooks) from each of Moody’s and S&P, the security for RAI’s credit facilities automatically will be released and the obligations thereunder will become unsecured.
      In the event the notes no longer have the benefit of the security described in this prospectus, the notes will be unsecured obligations and such obligations will rank equally with all other existing and future unsecured, unsubordinated obligations of such entity (except those obligations preferred by operation of law).

Substantially all of the assets of RAI and the guarantors secure the obligations of these entities under RAI’s credit facilities, while only certain assets of RAI and the guarantors will secure the notes. The new notes will be effectively subordinated to RAI’s credit facilities to the extent of the value of such assets that do not also secure the notes.
      If RAI or a guarantor becomes insolvent or is liquidated, or if payment under any secured obligation is accelerated, the lenders under that secured obligation will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the agreement securing that obligation. Certain assets of RAI and the guarantors secure or will secure the obligations of these entities under:

•	RAI’s $1.55 billion six-year senior secured term loan facility;

•	RAI’s $550 million five-year senior secured revolving credit facility;

•	the notes and related guarantees; and

•	any future secured obligations of RAI.
      The proceeds of such security, upon liquidation, will be shared equally and ratably among the holders of these secured obligations. See “Description of Material Indebtedness” and “Description of the New Notes.” Additional assets of RAI and the guarantors secure RAI’s credit facilities but will not secure the notes. The assets that secure the credit facilities that will not secure the notes include, among other assets, intellectual property, inventory, cash and accounts receivable and pledges of securities other than the stock of RJR Tobacco. Consequently, with respect to the exercise of remedies by the lenders under the credit facilities, the proceeds of those assets of RAI and the guarantors that secure the obligations under these facilities, but not under the notes, will, upon liquidation, not be available to the holders of the notes. As a result, the notes are effectively subordinated to the obligations under RAI’s credit facilities to the extent of the value of those assets which secure the credit facilities but do not secure the notes.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.
      The credit ratings assigned to the notes reflect the rating agencies’ assessments of the ability of RAI to make payments on the notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

RAI is not required to repurchase or redeem the notes upon a change of control of RAI or other events involving RAI that may affect its creditworthiness.
      The 2006 indenture does not require RAI to repurchase or redeem or otherwise modify the terms of the notes upon the occurrence of certain events involving RAI that may affect its creditworthiness. These events include certain consolidations, mergers, sales of assets or other similar transactions, or a change of control of RAI.

The new notes lack some covenants typically found in other comparably rated debt securities.
      Although the old notes are and, upon issuance, the new notes will be, rated below investment grade by both Moody’s and S&P, they lack the protection of several financial and other restrictive covenants typically associated with comparably rated debt securities. In particular, the 2006 indenture does not contain restrictions on RAI’s ability to incur additional debt, pay dividends or make distributions or repurchase stock, make investments, enter into transactions with affiliates or sell less than substantially all of its assets.

The value of the collateral securing the notes and related guarantees may not be sufficient to satisfy the obligations of RAI and the guarantors thereunder.
      In the event of foreclosure on the collateral for the notes and the related guarantees, the proceeds from the sale of this collateral may not be sufficient to satisfy the new notes. To the extent that the collateral securing the new notes is insufficient to satisfy the obligations under the new notes, the new notes would become unsecured and pari passu with the other unsecured debt of RAI. In addition, your rights to the collateral would be diluted by any further increase in the indebtedness secured by the collateral. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value or realizable value apart from use in the businesses of RAI’s operating subsidiaries.

Even if RAI defaults in its payment of the new notes, holders of the new notes cannot foreclose on the security for the notes and the guarantees until the lenders under RAI’s credit facilities do so, except in limited circumstances.
      Upon a default under the notes issued under the 2006 indenture, the holders thereof may only seek enforcement of the remedies set forth in the security documents if:

•	the required lenders under RAI’s credit facilities have required the collateral agent to take action against the collateral following a default under the term loan and the revolver; or

•	a payment default with respect to at least $300 million aggregate principal amount of indebtedness under the 2006 indenture (or a substantially similar indenture) occurs and continues in existence for at least 180 days, following which the holders of such indebtedness can direct the collateral agent to enforce the remedies under the security documents, independent of a default under the term loan and the revolver; provided that, following the initiation of such enforcement, the required lenders under the credit facilities may direct the collateral agent as to the enforcement process, and the collateral agent shall comply with such directions (without any opportunity for consent or direction from the holders of the notes) so long as such directions are not adverse to the directions of the holders of the notes.

Since there are no cross-default provisions in the 2006 indenture related to the notes, a default under RAI’s credit facilities will not permit the holders of the notes to declare a default unless independent grounds exist.
      Upon a default occurring under the 2006 indenture, the lenders under RAI’s credit facilities may declare a default thereunder. Upon a default under RAI’s credit facilities, the lenders may require the collateral agent to pursue the remedies set forth in the security documents. However, unless a default has independently occurred with respect to the notes, a default under RAI’s credit facilities does not cause a default under the 2006 indenture, or give the holders of the notes thereunder a right to accelerate such debt. As a result, if RAI defaults in its obligations under its credit facilities but does not default in its obligations under the notes, the lenders under the credit facilities can exercise their remedies under the security documents with respect to the collateral provided for in such facilities, including those assets that also secure the notes, at a time when the holders of the notes would have no similar enforcement rights, potentially reducing or eliminating the security for the notes.

Your right to be repaid would be adversely affected if a court determined that any of the guarantors of the notes made any guarantee for inadequate consideration or with the intent to defraud creditors.
      Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer or conveyance laws, a guarantee made by any of the guarantors could be voided, or claims on the guarantees made by any of the guarantors could be subordinated to all other obligations of any such guarantor, if the guarantor, at the time it incurred the obligations under any guarantee:

•	incurred the obligations with the intent to hinder, delay or defraud creditors;

•	received less than reasonably equivalent value in exchange for incurring those obligations, and was insolvent or rendered insolvent by reason of that incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.
      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.
      The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.
      Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. RAI cannot be certain what standard a court would apply to determine whether a guarantor was “insolvent” as of the date it guarantees the notes, and cannot assure you that, regardless of the method of valuation, a court would not determine that such guarantor was insolvent on that date. Nor can RAI assure you that a court would not determine, regardless of whether such guarantor was insolvent on the date of such guarantee of the notes, that the payments constituted fraudulent transfers on another ground.
      The liability of each guarantor under the 2006 indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and we cannot assure you as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor. If a court were to void a guarantor’s obligations under a guarantee, any grant of security by such guarantors would also be extinguished.
Risks Related to the Exchange Offer

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to restrictions on transfer.
      If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes, the offering memorandum related to the private offering of the Category A old notes and the offer to exchange and consent solicitation statement related to the private offering of the Category B old notes. The restrictions on transfer of your old notes arise because we issued the old notes in private offerings in reliance on exemptions from the registration and prospectus delivery requirements of the Securities Act. In general, you may only offer or sell the old notes if they are registered under the Securities Act or are offered and sold under an exemption from these requirements. Except as required by the registration rights agreements, we do not intend to register sales of the old notes under the Securities Act. For further information regarding the consequences of failing to tender your old notes in the exchange offer, see the discussions below under the captions “The Exchange Offer — Consequences of Failure to Exchange.”
      To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity and there could be a significant diminution in the value of the old notes as compared to the value of the new notes.

An active trading market may not develop for the new notes, which could adversely affect the market price and liquidity of the new notes.
      You may find it difficult to sell your new notes because an active trading market for the new notes may not develop. There is no existing trading market for the new notes. We do not intend to apply for listing of the new notes on any exchange or for inclusion of the new notes in any automated quotation system, and we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be in the new notes. As a result, the market price of the new notes, as well as your ability to sell the new notes, could be adversely affected. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we complete the exchange offer could lower the market price of such new notes.

In some instances, you may be obligated to deliver a prospectus in connection with resales of the new notes.
      Based on certain no-action letters issued by the staff of the SEC to third parties unrelated to us, we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act except in the instances described in this prospectus under “The Exchange Offer — Resale of the New Notes.” For example, if you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

You must comply with the exchange offer procedures in order to receive freely tradable new notes.
      We will not accept your old notes for exchange if you do not follow the exchange offer procedures. Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, as depository;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of tender through DTC’s ATOP program, an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.
      Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time to comply with the exchange offer procedures. Neither we nor the exchange agent are required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following completion of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon completion of the exchange offer, certain registration and other rights under the registration rights agreements will terminate. See “The Exchange Offer — Procedures for Tendering Old Notes” and “The Exchange Offer — Consequences of Failure to Exchange.”

FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference in this prospectus contain or incorporate by reference forward-looking statements that relate to future events or the future financial performance of Reynolds American Inc. and its subsidiaries. Forward-looking information includes statements relating to future actions, prospective products, future performance or results of current or anticipated products, sales and marketing efforts, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management and other matters. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “should,” “could,” “plan,” “intend” or similar expressions in this prospectus or in documents incorporated by reference in this prospectus.
      These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. You should understand that various factors, in addition to those discussed elsewhere in this prospectus and in the documents referred to and incorporated by reference in this prospectus, could affect the future results of RAI and its subsidiaries and could cause results to differ materially from those expressed in these forward-looking statements, including:

•	the risk factors described under “Risk Factors” beginning on page 18;

•	the substantial and increasing regulation and taxation of tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the substantial payment obligations and limitations on the advertising and marketing of cigarettes under the MSA and other state settlement agreements;

•	the continuing decline in volume in the domestic cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including any new entrants in the marketplace;

•	increased promotional activities by competitors and the growth of deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the failure to realize the anticipated benefits arising from the Conwood acquisition;

•	the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales;

•	the cost of tobacco leaf and other raw materials and other commodities used in products, including future market pricing of tobacco leaf which could adversely impact inventory valuations;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the ratings of the securities of RAI and RJR;

•	any restrictive covenants imposed under debt agreements of RAI and RJR;

•	the possibility of fire, violent weather and other disasters that may adversely affect the manufacturing facilities;

•	adverse effects from the transition of the packaging operations formerly conducted by RJR Packaging to the buyers of RJR Packaging’s businesses, and the recent shortage of packaging materials causing incomplete deliveries to RJR Tobacco’s customers of certain brand styles;

•	any adverse effects arising out of the implementation of an SAP enterprise business system in the third quarter of 2006; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
      Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents referred to or incorporated by reference, the dates of those documents.
      Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to RAI or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
INDUSTRY DATA
      When we make statements in this prospectus and in the documents incorporated by reference herein about the position of our operating subsidiaries in their respective industries or about their market share, we are making statements of our belief. This belief is based on data from IRI and from MSAi, with respect to our operating subsidiaries other than Conwood, and distributor reported data processed by MSAi with respect to Conwood. With respect to all of our operating subsidiaries, this belief is also based on estimates and assumptions that we have made based on the IRI and MSAi data and our knowledge of the markets for our products. We have not independently verified market and industry data provided by third parties. With respect to the data from IRI, in April 2006, IRI revised its market share data to better reflect industry dynamics. Had these revisions been applied to data for periods prior to April 2006, such application would not have resulted in any material changes to such data.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      On May 31, 2006, RAI issued and sold the Category A old notes to a group of initial purchasers in a private offering that was exempt from the registration and prospectus delivery requirements of the Securities Act. Accordingly, these old notes may not be transferred in the United States unless registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. In connection with the issuance and sale of the Category A old notes, RAI and certain guarantors entered into a registration rights agreement with the initial purchasers pursuant to which RAI and the guarantors agreed, among other things, to use their reasonable best efforts to file with the SEC a registration statement relating to the exchange offer and to complete this exchange offer within 210 days after the date the Category A old notes were originally issued.
      On June 20, 2006, RAI issued the Category B old notes in a private exchange offer that was also exempt from the registration and prospectus delivery requirements of the Securities Act. Consequently, the Category B old notes also may not be transferred in the United States unless the transfer is registered under the Securities Act or is exempt from registration. In connection with the issuance of the Category B old notes in the private exchange offer, RAI and certain guarantors entered into a second registration rights agreement, substantially identical to the one relating to the Category A old notes, with the trustee for the Category B old notes, pursuant to which RAI and the guarantors agreed, among other things, to use their reasonable best efforts to file with the SEC a registration statement relating to the exchange offer and to complete this exchange offer within 210 days after the date the Category B old notes were originally issued.
      This exchange offer is being conducted to satisfy the obligations of RAI and the guarantors under both registration rights agreements. RAI and the guarantors are registering the exchange offer in reliance on the position of the staff of the SEC set forth in the following no-action letters: Exxon Capital Holdings Corporation (available May 13, 1998), Morgan Stanley & Co., Inc. (available June 5, 1991) and Shearman & Sterling (available July 2, 1993).
      RAI will be required to pay additional interest on the old notes at the rate of 0.5% per year if the exchange offer has not been completed by December 27, 2006, in the case of the Category A old notes, and January 16, 2007, in the case of the Category B old notes. This additional interest will be payable until the exchange offer is completed.
      Following the completion of the exchange offer, holders of the old notes who were eligible to participate in the exchange offer, but who do not tender their old notes, will have no further rights under the registration rights agreements. In that case, your old notes will continue to be subject to restrictions on transfer under the Securities Act.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, RAI is offering to exchange any and all outstanding old notes of the series listed below for a like principal amount of our new notes. Old notes may be tendered only in minimum denominations of $2,000 and additional integral multiples of $1,000. As of the date of this prospectus, the following principal amounts of old notes are outstanding:

Old Notes to be Exchanged	Outstanding Principal Amount

Category A
7.250% Senior Secured Notes due 2013	$625,000,000
7.625% Senior Secured Notes due 2016	$775,000,000
7.750% Senior Secured Notes due 2018	$250,000,000
Category B
6.500% Senior Secured Notes due 2007	$236,449,000
7.875% Senior Secured Notes due 2009	$185,731,000
6.500% Senior Secured Notes due 2010	$299,265,000
7.250% Senior Secured Notes due 2012	$367,927,000
7.300% Senior Secured Notes due 2015	$199,445,000
      RAI will accept for exchange any and all old notes properly tendered and not validly withdrawn before the expiration of the exchange offer. For each old note exchanged pursuant to the exchange offer, the holder of the old note will receive a new note having a principal amount equal to that of the exchanged old note. The new notes will be issued and delivered promptly following the expiration of the exchange offer.
      To participate in the exchange offer, you will be required to make the following representations to us in the letter of transmittal:

•	any new notes will be acquired by you in the ordinary course of your business;

•	at the time of the commencement of the exchange offer you have no arrangement or understanding with any person, or any intention, to participate in the distribution (within the meaning of the Securities Act) of the new notes;

•	you are not an “affiliate” of RAI or a guarantor, as defined in Rule 405 of the Securities Act;

•	if you are a broker-dealer, you did not acquire old notes directly from RAI for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration under the Securities Act;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such new notes; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.
      As described below under “— Resale of the New Notes,” the SEC has taken the position that broker-dealers who exchange old notes for their own account acquired as a result of market-making or other trading activities may fulfill their prospectus delivery requirements with respect to new notes with this prospectus. By signing the letter of transmittal, such broker-dealers will acknowledge that they will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes.
      The form and terms of the new notes will be substantially identical to the form and terms of the old notes, except that the new notes will be registered under the Securities Act and hence will not bear legends restricting their transfer; holders of the new notes will not be entitled to most rights under the registration rights agreements; and holders of the new notes will not be entitled to additional interest in certain situations. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture under which the old notes were issued.

      This prospectus and the letter of transmittal are being sent to all registered holders of the old notes. There will be no fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.
      RAI intends to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, referred to as the Exchange Act, and the rules and regulations of the SEC. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest, and will be entitled to the rights and benefits their holders have under the 2006 indenture. Other than as set forth below under “— Shelf Registration,” we will have no further obligation to you to provide for the registration of the new notes and the exchange offer under the registration rights agreements.
Condition
      Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreements, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange, the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC.
      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of the foregoing condition of the exchange offer.
      This condition is for our sole benefit, and we may assert it regardless of the circumstances giving rise to it, subject to applicable law. We also may waive in whole or in part at any time before the expiration of the exchange offer this condition in our sole discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed to be ongoing rights which may be asserted at any time. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes. If such waiver constitutes a material change in this exchange offer, we will extend the exchange offer period if necessary to ensure that at least five business days remain in the exchange offer following notice of the material change.
      The condition to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the 2006 indenture under the Trust Indenture Act of 1939, as amended, referred to as the Trust Indenture Act.
      The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.
Expiration Date; Extensions; Amendment; Termination
      The exchange offer will expire at 5:00 p.m., New York City time on December 7, 2006, or such later date and time to which we, in our sole discretion, extend the exchange offer. In the case of any extension, we will notify the exchange agent orally (confirmed in writing) or in writing of any extension. We will also notify the registered holders of old notes by public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.
      To the extent we are permitted to do so by applicable law, regulation or interpretation of the staff of the SEC, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any old note if we extend the exchange offer;

•	amend the exchange offer;

•	waive the condition to the exchange offer; and

•	if the condition described above under “— Condition” has occurred, to terminate the exchange offer.
      Any delay in acceptance or termination will be followed as promptly as practicable by notice to the registered holders of old notes by public announcement thereof. If we consider an amendment to the exchange offer, including a waiver of the condition, to be material, we will promptly inform the registered holders of old notes of such amendment in a reasonable manner. In addition, in the event of a material change to the exchange offer (other than a change covered by Rule 14e-1(b) under the Exchange Act), including a material waiver of the condition to the exchange offer, within five business days of the scheduled expiration date, we will extend the exchange offer period to ensure that there are at least five business days between the date we provide notice of such material change and the expiration of the exchange offer. In the event of a change covered by Rule 14e-1(b), such as a change in the percentage of any series of old notes being sought for exchange, we will extend the exchange offer as necessary to ensure that there are at least ten business days between the date we provide notice of such material change and the expiration of the exchange offer.
      Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, material amendment, including a material waiver or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.
      We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer.
Interest on the New Notes
      Interest on the new notes issued in exchange for the Category A old notes will accrue from the last interest payment date on which interest was paid on such Category A old notes or, if no interest has been paid on such Category A old notes, from May 31, 2006. Interest on the new notes issued in exchange for Category B old notes will accrue from the last interest payment date on which interest was paid on such Category B old notes or, if no interest has been paid on such Category B old notes, from the last interest payment date on which interest was paid on the RJR notes for which the Category B old notes were issued in exchange. Notwithstanding the foregoing, if new notes are issued in exchange for old notes between a record date for the payment of interest on the notes and the interest payment date following such record date, interest on the new notes will begin to accrue from such interest payment date. If your old notes are accepted for exchange, you will be deemed to have waived your right to receive any interest on the old notes (other than, in the event new notes are issued in exchange for old notes between a record date for the payment of interest on the notes and the interest payment date following such record date, your right as a holder of old notes on such record date to receive an interest payment on the old notes related to such record date). Consequently, holders of new notes will receive the same interest payments that they would have received had they not exchanged their old notes in the exchange offer.
Resale of the New Notes
      Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us and referred to above under “— Purpose and Effect of the Exchange Offer,” we believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you can make each of the representations set forth above under “— Terms of the Exchange Offer.” If you cannot make each of the representations set forth under “— Terms of the Exchange Offer,” you may not rely on the interpretations by the staff of the SEC. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any new notes unless you are able to utilize an applicable exemption from all of those requirements. See “Plan of Distribution.”

      Holders of old notes wishing to accept the exchange offer must complete and sign the letter of transmittal that will be mailed to each registered holder of the old notes. The letter of transmittal contains the required representations described above and an agreement to comply with the agreements and covenants set forth in the registration rights agreements.
      The SEC has not considered this exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to this exchange offer as it made in the no-action letters to the unrelated persons.
      Broker-dealers receiving new notes in exchange for old notes acquired for their own account through market-making or other trading activities may not rely on these SEC interpretations. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of the new notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      The SEC has taken the position that participating broker-dealers who exchange old notes for their own account acquired as a result of market-making or other trading activities may fulfill their prospectus delivery requirements with respect to the new notes with this prospectus. We have agreed to allow participating broker-dealers to use this prospectus in connection with the resale of the new notes, subject to RAI’s and the guarantors’ right to suspend use of the prospectus under the conditions described below under “— Shelf Registration.” RAI and the guarantors have also agreed to amend or supplement this prospectus for a period ending upon the earlier of (1) 180 days after the completion of the exchange offer and (2) the first day after the completion of the exchange offer when participating broker-dealers no longer have a prospectus delivery obligation, if requested by one or more participating broker-dealers (or in the case of the Category A old notes, by a participating broker-dealer or an initial purchaser), in order to expedite or facilitate the disposition of any new note by participating broker-dealers consistent with the positions of the staff of the SEC described above.
      Broker-dealers who hold old notes as unsold allotments from the original sale of the old notes cannot rely on the interpretations of the staff of the SEC described above, and cannot participate in the exchange offer. See “Plan of Distribution.”
      If you will not receive freely tradeable new notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your old notes registered on the shelf registration statement described below under “— Shelf Registration.”
Procedures for Tendering Old Notes
      Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile so that the exchange agent receives it prior to the expiration of the exchange offer; or

•	comply with DTC’s ATOP procedures described below.
      In addition, to tender old notes effectively, before the expiration of the exchange offer, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•	the exchange agent must receive a properly transmitted agent’s message or a timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below.

      If you desire to tender old notes pursuant to the exchange offer and you cannot comply with the procedures described above on or prior to the expiration of the exchange offer, you may nevertheless tender such notes if you comply with the procedures described under “— Guaranteed Delivery Procedures” below.
      The tender of old notes by a holder that is not withdrawn before the expiration of the exchange offer and the acceptance of the tender by us will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, RAI recommends that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure that the exchange agent receives such items before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.
      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.
      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration of the exchange offer.
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the old notes surrendered for exchange are tendered:

•	by a registered holder who has not completed the boxes entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
      If the letter of transmittal is signed by the registered holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes. If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes, and an eligible institution must guarantee the signature on the bond power. If the letter of transmittal or any certificates representing old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.
      We will determine, in our reasonable discretion, all questions as to the validity, form and eligibility, including time of receipt, of the tender and acceptance of old notes. We reserve the right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We will interpret, in our reasonable discretion, the terms and conditions of the exchange offer, including the instructions in the letter of transmittal.

      Unless waived, any defects or irregularities in connection with tenders of old notes must be cured prior to the expiration of the exchange offer. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration or termination of the exchange offer.
Book-Entry Transfers; Tender of Notes Using DTC’s Automated Tender Offer Program
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at the book-entry transfer facility, DTC, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the new notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. Any participant in Euroclear or Clearstream, Luxembourg may make book-entry delivery of Regulation S old notes by causing Euroclear or Clearstream, Luxembourg to transfer such old notes into the exchange agent’s account at DTC in accordance with established procedures between DTC and Euroclear or Clearstream, Luxembourg for transfer.
      If you desire to tender old notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC, and either:

•	a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

•	an agent’s message transmitted pursuant to DTC’s ATOP program.
      DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes held in book-entry form to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent’s message, to the exchange agent. If you use ATOP procedures to tender old notes, you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.
      The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment, which may be through Euroclear or Clearstream, Luxembourg, from a participant in DTC tendering old notes that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and RAI and the guarantors may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream, Luxembourg participant, as the case may be, that the representations contained in the letter of transmittal described above are true and correct.
      In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.
Guaranteed Delivery Procedures
      If you desire to tender old notes pursuant to the exchange offer and (1) certificates representing such old notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such old notes and all other required documents to reach the exchange agent on or prior to the expiration of the exchange offer or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration of the exchange offer, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the expiration of the exchange offer if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution;”

•	a properly completed and duly executed notice of guaranteed delivery, in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration of the exchange offer as provided below; and

•	the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three trading days (on the New York Stock Exchange) after the date of execution of the notice of guaranteed delivery.
      The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.
Acceptance of Tendered Old Notes
      Subject to the satisfaction or waiver of the condition to the exchange offer, RAI will accept for exchange any and all old notes properly tendered in the exchange offer and not validly withdrawn prior to the expiration of the exchange offer. RAI shall be deemed to have accepted validly tendered old notes when and if it has given written notice to the exchange agent of its acceptance. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the new notes from RAI and delivering the new notes to such holders. RAI will issue and deliver the new notes promptly following the expiration of the exchange offer.
      If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder thereof, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such non-exchanged old notes will be credited to an account maintained with DTC, promptly after the expiration of the exchange offer.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth below under the caption “— Exchange Agent;” or

•	holders must comply with the appropriate procedures of DTC’s ATOP system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn;

•	be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

      If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.
      We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason without cost to the holder promptly following withdrawal, rejection of tender or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, those old notes will be credited to an account maintained with DTC for old notes, promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under the caption “ — Procedures for Tendering Old Notes” above at any time on or before expiration of the exchange offer.
      A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed below under the caption “ — Exchange Agent.”
Consequences of Failure to Exchange
      If you do not exchange your old notes for new notes in the exchange offer, your old notes will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from the registration requirements of the Securities Act; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the Category A old notes and in the offer to exchange and consent solicitation statement distributed in connection with the prior RJR exchange offer.
      In general, you may not offer or sell your old notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the old notes under the Securities Act.
Exchange Agent
      The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the exchange offer and is receiving a customary fee therefor, as well as reimbursement for reasonable out-of-pocket expenses. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

By Mail, Overnight Courier or Hand Delivery:	By Facsimile:
The Bank of New York Trust Company, N.A. c/o The Bank of New York 101 Barclay Street – 7 East Corporate Trust Operations Reorganization Unit Attn.: Evangeline R. Gonzales New York, New York 10286	The Bank of New York Trust Company, N.A. c/o The Bank of New York (212) 298-1915 Corporate Trust Operations Reorganization Unit Attn.: Evangeline R. Gonzales Confirm by Telephone: (212) 815-3738
      Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

      In addition to serving as the exchange agent, The Bank of New York Trust Company, N.A. is the trustee under three indentures of RJR and under RAI’s 2006 indenture. The exchange agent and its affiliates have in the past provided, and are currently providing, banking, trust and other services to RAI and its affiliates, including as participants in RAI’s credit facilities and as transfer agent for RAI’s common stock. The exchange agent is serving as the exchange agent for the exchange offer that RAI is undertaking for the RJR notes and served as the exchange agent in the prior RJR exchange offer, and an affiliate of the exchange agent was an initial purchaser of the Category A old notes. From time to time, RAI or its affiliates may enter into other relationships with the exchange agent or its affiliates.
Shelf Registration
      Pursuant to the registration rights agreements, we may be required to file one or more shelf registration statements to permit certain holders of “registrable notes” (as defined below), who were not eligible to participate in the exchange offer to resell the registrable notes periodically without being limited by the transfer restrictions.
      We will only be required to file a shelf registration statement if:

•	we are not permitted by applicable law or by the staff of the SEC to effect the exchange offer as contemplated by the registration rights agreements;

•	the exchange offer is not completed by December 27, 2006, in the case of the Category A old notes, or by January 16, 2007, in the case of the Category B old notes; or

•	such registration is requested by any initial purchaser of the Category A old notes, or any participant in the prior RJR exchange offer, not later than 30 days after the consummation of the exchange offer, if such requesting person holds old notes ineligible to be exchanged for new notes in the exchange offer.
      If a shelf registration statement is required, we will use our reasonable best efforts to:

•	file the shelf registration statement with the SEC as soon as practicable after we are required to do so and cause the shelf registration statement to be declared effective by the SEC; and

•	keep the shelf registration statement continuously effective until May 31, 2008, in the case of the Category A old notes, or until June 20, 2008, in the case of the Category B old notes, or if earlier, until all the registrable notes covered by the shelf registration statement are sold thereunder, become eligible for resale pursuant to Rule 144 under the Securities Act or cease to be registrable notes.
      Notwithstanding the foregoing, we may, by notice to holders of registrable notes, suspend the availability of a shelf registration statement and the use of the related prospectus, if:

•	such action is required by the SEC or a state securities authority;

•	the happening of any event that makes any statement made in the shelf registration statement or the related prospectus untrue in any material respect or requires changes in order to make the statements made not misleading; or

•	we determine in our reasonable judgment that it is in the best interests of RAI and the guarantors not to disclose a possible acquisition or business combination or other transaction, business development or event involving RAI or the guarantors that might otherwise require disclosure in the registration statement, or if obtaining any financial statements relating to an acquisition or business combination required to be included in the registration statement would be impracticable.
The period for which we are obligated to keep the shelf registration statement continuously effective will be extended by the period of such suspension.

      Each holder of registrable notes will be required to discontinue disposition of registrable notes pursuant to the shelf registration statement upon receipt from us of notice of any events described in the preceding paragraph or certain other events specified in the registration rights agreements.
      A holder who sells registrable notes pursuant to the shelf registration statement will be required to furnish information about itself as we may reasonably require, be named as a selling securityholder in the prospectus and deliver a copy of the prospectus to purchasers. If we are required to file a shelf registration statement, we will provide to each holder of the registrable notes copies of the prospectus that is a part of the shelf registration statement and notify each of these holders when the shelf registration statement becomes effective. These holders will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreements applicable to these holders (including certain indemnification obligations).
      If we are required to file the shelf registration statement, we will be required to pay additional interest to each holder of registrable notes at a rate of 0.5% per year if:

•	the shelf registration statement is not declared effective by the SEC on or prior to the deadlines specified in the registration rights agreements; or

•	the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the registrable notes during the periods specified in the registration rights agreements, except during limited periods as a result of the exercise by us of our right to suspend use of the shelf registration statement and the related prospectus as described above.
      “Registrable notes” means the old notes; provided, however, that any old notes shall cease to be registrable notes when:

•	such old notes shall have been exchanged for new notes pursuant to the exchange offer (or are eligible for exchange) or disposed of pursuant to the shelf registration statement;

•	such old notes shall have been sold pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, or be eligible for sale pursuant to Rule 144(k); or

•	such old notes shall have ceased to be outstanding.
Fees and Expenses
      We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.
      We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by facsimile transmission, telephone or in person.
      We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers or others soliciting tenders of old notes pursuant to the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.
      Holders who tender their old notes for exchange will not be required to pay any transfer taxes, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for paying any applicable transfer tax.
Accounting Treatment
      For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The costs of the exchange offer will be expensed in the period incurred.

Other

•	Other than the federal securities laws, we are not aware of any governmental or regulatory approvals that are required in order to complete the exchange offer.

•	Participation in the exchange offer is voluntary.

•	Holders of old notes have no appraisal or dissenters’ rights in connection with the exchange offer.

•	Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See “Material U.S. Federal Income Tax Consequences.”
USE OF PROCEEDS
      The exchange offer is intended to satisfy our obligations under the registration rights agreements relating to the old notes. We will not receive any cash proceeds from the exchange offer. In exchange for issuing the new notes, we will receive a like principal amount of old notes. We used the net proceeds of the sale of the Category A old notes, in the amount of approximately $1.64 billion, to help finance the Conwood acquisition. We have agreed to bear the expenses of the exchange offer.

CAPITALIZATION
      The following table sets forth the cash and cash equivalents and short-term investments, and capitalization of RAI and its subsidiaries as of June 30, 2006. Any old notes that are properly tendered and exchanged for new notes pursuant to the exchange offer will be retired and cancelled. Accordingly, the issuance of the new notes will not result in any change to our capitalization. This table should be read in conjunction with the consolidated financial statements and the notes thereto appearing in the RAI June 30, 2006, Form 10-Q, incorporated by reference herein. All dollar amounts are in millions.

As of June
30, 2006

Cash and cash equivalents and short-term investments	$1,822

Long-term debt, less current maturities:
Term loan	1,535
Old notes, less current maturities	2,692
RJR notes, less current maturities	186

Total long-term debt, less current maturities	4,413
Total shareholders’ equity	6,912

Total capitalization	$11,325

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
      The following unaudited pro forma condensed combined statement of income for the six months ended June 30, 2006, gives effect to the Conwood transactions as if they had been completed on January 1, 2006. The unaudited pro forma condensed combined financial information for the year ended December 31, 2005, incorporated by reference herein from RAI’s Current Report on Form 8-K/A filed on August 4, 2006, gives effect to the Conwood transactions as if they had been completed on January 1, 2005. The Conwood transactions were actually completed on May 31, 2006.
      This unaudited pro forma condensed combined statement of income should be read in conjunction with the historical financial statements of RAI and of Conwood (and of three non-operating subsidiaries of Conwood Holdings — Conwood LLC, Conwood-1 LLC and Conwood-2 LLC — that were merged into Conwood Holdings effective August 11, 2006) incorporated by reference herein.
      This unaudited pro forma condensed combined statement of income has been prepared using the purchase method of accounting for business combinations and is based upon the historical financial statements of RAI and Conwood (and of the three non-operating subsidiaries described above), which have been prepared in accordance with Regulation S-X promulgated by the SEC. It is based on certain assumptions and adjustments as discussed in the accompanying notes to unaudited pro forma condensed combined statement of income. The combined condensed consolidated balance sheet (unaudited) as of June 30, 2006, is included in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein, with the purchase price allocated to certain assets acquired and liabilities assumed based on their historical book values as of the acquisition date. Due to the limited amount of available information concerning Conwood’s operations prior to the completion of the acquisition, the fair value of assets acquired and liabilities assumed, including trademarks and other intangibles, has not yet been determined. The excess of the amount paid over net assets acquired has been allocated to goodwill in RAI’s condensed consolidated balance sheet (unaudited) as of June 30, 2006.
      The adjustments in this unaudited pro forma condensed combined statement of income reflect adjustments necessary to account for the Conwood transactions as described herein. Further adjustments will be required pending allocation of the purchase price resulting from the determination of fair value of assets acquired and liabilities assumed. The final determination of the fair market value of the assets acquired and liabilities assumed and the final allocation of the consideration will be finalized when all information is received, but not later than one year from the date of the completion of the Conwood transactions.
      This unaudited pro forma condensed combined statement of income does not reflect operating efficiencies, if any, that may result from the completion of the Conwood acquisition and does not include any transition costs. For these and other reasons, this unaudited pro forma condensed combined statement of income is not necessarily indicative of results of operations or financial position that would have been achieved if the businesses had been combined as of January 1, 2006, or the results of operations or financial position that RAI will experience now that the Conwood transactions are completed. In addition, the preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purpose of developing this unaudited pro forma condensed combined statement of income. Actual results could differ materially from these estimates and assumptions.

REYNOLDS AMERICAN INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(Dollars in millions, except per share amounts)

	For the Six Months Ended June 30, 2006

	Historical		Historical	Pro Forma		Pro Forma
	RAI		Conwood	Adjustments		Combined

Net Sales	$4,251		$202	$—		$4,453
Costs and expenses:
Cost of products sold	2,441		41	—		2,482
Selling, general and administrative expenses	734		45	—		779
Amortization expense	14		3	(3	)(A)	14

Operating income	1,062		113	3		1,178
Interest and debt expense	87		—	98	(B)
				3	(B)	188
Interest Income	(59)		(2)	2	(A)
				5	(C)	(54)
Other income, net	(3)		—	—		(3)

Income from continuing operations before taxes	1,037		115	(105)		1,047
Provision for income taxes	390		2	(2	)(A)
				4	(D)	394

Income from continuing operations	$647		$113	$(107)		$653

Basic income per share from continuing operations	$2.19	(E)				$2.21	(E)
Diluted income per share from continuing operations	$2.19	(E)				$2.21	(E)
Basic average shares outstanding, in thousands	294,991	(E)				294,991	(E)
Diluted average shares outstanding, in thousands	295,322	(E)				295,322	(E)
Note A — Elimination of Historical Conwood Items
      Pro forma adjustments include the elimination of Conwood’s historical amortization expense due to applying the purchase method of accounting for the Conwood transactions, Conwood’s historical interest income due to the exclusion of the historical cash balances, and Conwood’s historical provision for income taxes due to the application of the new expected effective rate. Prior to the acquisition, Conwood was an “S” corporation for federal income tax purposes.
Note B — Increase in Interest and Debt Expense
      Interest expense increased based on $3.2 billion of additional debt at interest rates ranging from 7.1875% to 7.750%. Debt expense of $3.0 million relates to the $52 million of debt issuance costs to be amortized over five to 12 years.
Note C — Reduction in Interest Income due to Acquisition
      Interest income has been reduced to reflect an average cash balance reduced by approximately $380 million, which is the amount of cash on hand used in connection with the Conwood acquisition.
Note D — Income Taxes
      The pro forma adjustment to provision for income taxes represents the application of the expected effective rate of 39.0% to the Conwood historical earnings and pro forma adjustments.
Note E — Stock Split
      On July 19, 2006, RAI announced that its board of directors had declared a two-for-one stock split to be effected in the form of a 100% stock dividend of its common stock to shareholders of record on July 31, 2006. The stock dividend was distributed to shareholders on August 14, 2006. All share and per share amounts have been adjusted to reflect this stock split.

SELECTED FINANCIAL DATA
      The selected historical consolidated financial data of RAI as of December 31, 2004 and 2005, and for each of the years in the three-year period ended December 31, 2005, are derived from RAI’s audited consolidated financial statements and accompanying notes incorporated by reference herein from RAI’s Annual Report on Form 10-K for the year ended December 31, 2005. The selected historical consolidated financial data of RAI as of December 31, 2001, 2002 and 2003, and for each of the years ended December 31, 2001 and 2002, are derived from RJR’s audited consolidated financial statements and notes not incorporated by reference herein. The selected historical consolidated financial data as of June 30, 2006, and for each of the six-month periods ended June 30, 2005 and 2006, are derived from, and are qualified by reference to, RAI’s unaudited financial statements included in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein. The balance sheet data as of June 30, 2005, are derived from unaudited financial statements not incorporated by reference herein. The unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The consolidated financial statements of RAI include the results of RJR through July 30, 2004, of RAI and the acquired operations of B&W and Lane subsequent to July 30, 2004, and of these entities and Conwood subsequent to May 31, 2006. For further information, including the impact of new accounting developments, acquisitions and restructuring and impairment charges, you should read this selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RAI’s June 30, 2006, Form 10-Q and the consolidated financial statements and notes thereto incorporated by reference herein. All dollar amounts (other than per share amounts) are in millions.

										Six Months Ended
	Year Ended December 31,									June 30,

	2001		2002		2003	2004		2005		2005		2006

										(Unaudited)
Results of Operations:
Net sales(1)	$6,269		$6,211		$5,267	$6,437		$8,256		$4,060		$4,251
Cost of products sold(1)(2)	3,560		3,732		3,218	3,872		4,919		2,352		2,441
Selling, general and administrative expenses	1,429		1,463		1,327	1,455		1,611		776		734
Amortization expense	362		—		—	24		41		24		14
Fixture impairment	—		—		106	—		—		—		—
Restructuring and asset impairment charges	—		224		368	5		2		(1)		—
Loss on sale of assets	—		—		—	—		24		25		—
Goodwill and trademark impairment charges	—		13		4,089	199		200		—		—
Operating income (loss)	918		779		(3,841)	882		1,459		884		1,062
Interest and debt expense	150		147		111	85		113		50		87
Interest income	(137)		(62)		(29)	(30)		(85)		(30)		(59)
Provision for (benefit from) income taxes	448		265		(229)	202		431		325		390
Income (loss) from continuing operations	444		418		(3,689)	627		985		532		647
Income (loss) from discontinued operations	(9)		40		122	12		2		—		—
Extraordinary items — gain	—		—		121	49		55		—		74
Cumulative effect of accounting change	—		(502)		—	—		—		—		—
Net income (loss)	435		(44)		(3,446)	688		1,042		532		721
Cash Flow Data:
Net cash from (used in) operating activities	$626		$489		$581	$736		$1,273		$(40)		$103
Net cash from (used in) investing activities(3)	(307)		(901)		641	260		(989)		(224)		(2,921)
Net cash from (used in) financing activities	(842)		(105)		(1,122)	(467)		(450)		209		2,590
Other Data (unaudited):
Ratio of earnings to fixed charges(4)	6.4	x	5.2	x	—	9.5	x	12.2	x	16.2	x	12.2	x
Deficiency in the coverage of fixed charges by earnings before fixed charges (in millions)(4)	$—		$—		$(3,913)	$—		$—		$—		$—

						Six Months Ended
	Year Ended December 31,					June 30,

	2001	2002	2003	2004	2005	2005	2006

						(Unaudited)
Per Share Data: (5)
Basic income (loss) from continuing operations	$2.29	$2.36	$(22.04)	$2.83	$3.34	$1.80	$2.19
Diluted income (loss) from continuing operations	2.24	2.32	(22.04)	2.81	3.34	1.80	2.19
Basic weighted average shares, in thousands	194,087	177,467	167,394	221,556	294,790	294,766	294,991
Diluted average shares, in thousands	197,973	180,351	167,394	222,873	295,172	295,159	295,322
Cash dividends declared per share of common stock	$1.65	$1.865	$1.90	$1.90	$2.10	$0.95	$1.25

	As of December 31,					As of June 30,

	2001	2002	2003	2004	2005	2005	2006

						(Unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$2,227	$2,179	$1,630	$1,972	$2,706	$2,138	$1,822
Total current assets	3,928	3,992	3,331	4,624	5,065	4,490	4,083
Property, plant and equipment, net	1,050	940	894	1,129	1,053	1,094	1,065
Trademarks, net	2,773	2,085	1,759	2,403	2,188	2,395	2,182
Goodwill, net	6,875	7,090	3,292	5,685	5,672	5,684	9,059
Total assets	15,122	14,651	9,677	14,428	14,519	14,205	16,934
Tobacco settlement and related accruals	1,520	1,543	1,629	2,381	2,254	1,463	1,499
Current maturities	43	741	56	50	190	555	314
Total current liabilities	2,792	3,427	2,865	4,055	4,149	3,668	3,549
Long-term debt, less current maturities	1,631	1,755	1,671	1,595	1,558	1,580	4,413
Total liabilities	7,096	7,935	6,620	8,252	7,966	8,011	10,022
Shareholders’ equity	8,026	6,716	3,057	6,176	6,553	6,194	6,912

(1)	Net sales and cost of products sold exclude excise taxes of $1.067 billion and $1.069 billion for the six months ended June 30, 2005 and 2006, respectively, and $1.529 billion, $1.751 billion, $1.572 billion, $1.850 billion and $2.175 billion for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively.

(2)	Cost of products sold includes settlement expense of $1.218 billion and $1.327 billion for the six months ended June 30, 2005 and 2006, respectively. Cost of products sold includes federal tobacco buyout expense of $142 million and $126 million for the six months ended June 30, 2005 and 2006, respectively. Cost of products sold includes settlement expense of $2.6 billion, $2.5 billion, $1.9 billion, $2.2 billion and $2.6 billion for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively. Cost of products sold includes federal tobacco buyout expense of $70 million and $345 million during 2004 and 2005, respectively. See “Litigation Affecting the Cigarette Industry — Governmental Health-Care Cost Recovery Cases — MSA and Other State Settlement Agreements” and “Tobacco Buyout Legislation” in note 8 to the unaudited financial statements appearing in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein.

(3)	Reflects reclassification of auction rate notes from cash and cash equivalents to short-term investments, resulting in an increase of $81 million in net cash flows used in investing activities in 2002 and an increase of $161 million in net cash flows from investing activities in 2003. Reclassifications in 2001 were not included, as information was not practically available.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges and fixed charges consist of interest on indebtedness, amortization of debt issuance costs and one-third of operating rental expense, representative of the interest factor.

(5)	On July 19, 2006, RAI announced that its board of directors had declared a two-for-one stock split, to be effected in the form of a 100% stock dividend of its common stock, to shareholders of record on July 31, 2006. The stock dividend was distributed to RAI’s shareholders on August 14, 2006. All share and per share amounts have been adjusted to reflect this stock split.

BUSINESS
Introduction
      RAI was incorporated as a holding company in 2004 to facilitate transactions to combine the U.S. cigarette and tobacco assets, liabilities and operations of B&W with RJR Tobacco. RAI’s wholly owned subsidiaries include its operating subsidiaries, RJR Tobacco, Santa Fe, Lane and GPI, as well as Conwood, which RAI acquired on May 31, 2006.
      RJR Tobacco is the second largest cigarette manufacturer in the United States. Its largest selling cigarette brands, CAMEL, KOOL, WINSTON, SALEM and DORAL, were five of the ten best-selling brands of cigarettes in the United States in 2005. Those brands, and its other brands, including PALL MALL, ECLIPSE, MISTY, CAPRI, CARLTON, VANTAGE, MORE and NOW, are manufactured in a variety of styles and marketed in the United States to meet a range of adult smoker preferences. RJR Tobacco also manufactures tobacco products on a contract basis for BAT and certain of its affiliates. Santa Fe manufactures and markets cigarettes and other tobacco products under the NATURAL AMERICAN SPIRIT brand. Santa Fe markets its products primarily in the United States, and has a small, but growing, international tobacco business. Lane manufactures or distributes cigars, roll-your-own, cigarette and pipe tobacco brands, including DUNHILL and CAPTAIN BLACK tobacco products. GPI manufactures and exports cigarettes to U.S. territories, U.S. duty-free shops and U.S. overseas military bases, and manages a contract manufacturing business. For the years ended December 31, 2005, 2004 and 2003, RAI’s operating subsidiaries(excluding Conwood) had net sales to foreign countries of $548 million, $304 million and $94 million, respectively.
      Conwood is the second largest smokeless tobacco products manufacturer in the United States. Conwood’s largest selling moist snuff brands, KODIAK and GRIZZLY, were two of the six best-selling brands of moist snuff in the United States in 2005. Its other products include loose leaf chewing tobacco, dry snuff, plug and twist tobacco products and held the first or second position in market share in each category in 2005. Conwood markets its products only in the United States.
RJR Tobacco
      RJR Tobacco’s brand portfolio strategy, which took effect at the beginning of 2005, includes three categories of brands: investment, selective support and non-support. The investment brands are CAMEL and KOOL, which receive significant resources focused on accelerating their share-of-market growth. The selective support brands include two full-price brands, WINSTON and SALEM, and two savings brands, DORAL and PALL MALL, all of which receive limited support in an effort to optimize profitability. ECLIPSE, a full-price brand of cigarettes that primarily heats rather than burns tobacco, is also a selective support brand. The non-support brands, comprised of all remaining brands, are managed to maximize near-term profitability. RJR Tobacco expects that, over a four- to six-year time frame, this focused portfolio strategy will result in growth in total company share, as gains on investment brands more than offset declines among other brands.
      During 2005, CAMEL’s filtered styles accelerated their growth based on the strength of the brand’s equity, driven by its “Pleasure to Burn” positioning. In addition, RJR Tobacco launched Turkish Silver in April 2005. Initiatives launched in prior years to actively market CAMEL’s three distinct product families — Classic, Turkish and Exotic Blends — also contributed to the brand’s performance in 2005. During 2005, RJR Tobacco introduced KOOL’s “Be True” advertising campaign to support KOOL’s future growth potential. KOOL’s full-year share of market increased in 2005 to its highest level since 1999 due to this and other initiatives to strengthen its appeal among adult menthol smokers.
      The combined share of market of the investment brands showed improvement during 2005 over 2004, and during the first six months of 2006 over the first six months of 2005. However, the decline in share of selective support and non-support brands more than offset the gains on the investment brands. This decline was partially driven by RJR Tobacco’s strategic shifts in 2005 to give significant resources to the investment brands. Within the selective support brands, PALL MALL savings continued to show slight share growth in 2005 and in the first six months of 2006. ECLIPSE continues to be sold in limited distribution throughout the country and is supported by a cost-efficient marketing plan.
      In the first quarter of 2006, CAMEL introduced new CAMEL Wides packaging and initiated efforts to enhance the performance of the brand’s menthol styles, including new packaging. In the second quarter of 2006, CAMEL introduced CAMEL SNUS, a smokeless, spitless tobacco product, in test markets. KOOL continued to maintain its appeal among adult menthol smokers and increased its share in the second quarter of 2006 over the prior-year quarter. In the first six months of 2006, share loss of non-investment brands moderated, and overall share results were in line with the current brand portfolio strategy.
      RJR Tobacco’s marketing programs are designed to strengthen brand image, build brand awareness and loyalty and switch adult smokers of competing brands. In addition to building strong brand equity, RJR Tobacco’s marketing approach utilizes a retail pricing strategy, including discounting at retail, to defend certain brands’ shares of market against competitive pricing pressure. RJR Tobacco’s competitive pricing includes list price changes, discounting programs, such as retail buydowns, free product promotions and consumer coupons. RJR Tobacco provides trade incentives through trade terms, wholesale partner programs and retail incentives.
      Anti-smoking groups have attempted to restrict cigarette sales, cigarette advertising and the testing and introduction of new cigarette products. The MSA and other federal, state and local laws restrict utilization of television, radio or billboard advertising or certain other marketing and promotional tools for cigarettes. RAI’s operating subsidiaries continue to advertise their cigarettes in magazines where the vast majority of readers are adults 18 years of age or older, direct mailings and other means to market their cigarette brands and enhance their appeal among age-verified adult smokers. RAI’s operating subsidiaries continue to advertise and promote at retail cigarette locations and in adult venues where permitted.
      Primary competitors of RJR Tobacco include Philip Morris USA Inc., a subsidiary of Altria Group, Inc., referred to as Philip Morris, Lorillard Tobacco Company, an indirect subsidiary of the Loews Corporation, and manufacturers of deep-discount brands. From 1998 through 2002, the premium or full-price tier was negatively impacted by widening price gaps between those brands and the deep-discount brands. Since 2003, the price gap has remained relatively level.
      Based on data collected by IRI during 2005, 2004 and 2003, the combined retail share of RJR Tobacco and B&W of the U.S. cigarette market was 29.98%, 30.82% and 32.09%, respectively. During these same years, Philip Morris’ share was 50.73%, 50.00% and 49.37%, respectively, and the remaining participants held lesser shares. This data does not reflect revisions made by IRI to its market share data in April 2006 to better estimate participants’ shares of U.S. retail cigarette sales. The use of IRI’s revised methodology would not have had a material impact on the foregoing percentages. You should not rely on the market share data reported by IRI as being precise measurements of actual market share, however, because IRI’s reporting is based on sampling and, in addition, IRI is not able to effectively track the volume of all deep-discount brands. RAI believes that deep-discount brands made by small manufacturers have a combined market share of 13% to 15% of U.S. industry unit sales. Accordingly, the retail share of market of RAI’s operating subsidiaries and their brands as reported by IRI may overstate their actual market share.
      Cigarette competition is based primarily on brand positioning and price, as well as product attributes and packaging, consumer loyalty, promotions, advertising and retail presence. Cigarette brands produced by the major manufacturers generally require competitive pricing, substantial marketing support, retail programs and other incentives to maintain or improve a brand’s market position or to introduce a new brand.
Conwood
      Moist snuff accounts for more than 70% of Conwood’s sales, led by both the premium-priced KODIAK brand and value-priced GRIZZLY brand. In 2005, Conwood had 23% by volume of the

U.S. moist snuff category, which has had an average growth rate of approximately 4% per year over the past four years. Loose leaf accounted for 20% of Conwood’s sales in 2005, led by the LEVI GARRETT brand. Conwood’s recent growth has been driven by the introduction of the GRIZZLY brand, which was the first significant brand launched in the sub-price value tier. Despite the introductions of sub-price value brands by two major competitors in the last three years, GRIZZLY has continued to increase its market share, holding approximately a 45% share of the price-value tier for the first six months of 2006. KODIAK has also been a well-recognized premium brand for the past 25 years, holding approximately a 9% share of the premium tier for the first six months of 2006. During the first half of 2006, the premium tier and the price-value tier represented approximately 58% and 42% of the U.S. moist snuff market, respectively.
      Conwood’s largest competitor is UST, Inc., whose share of the U.S. smokeless tobacco market for the first six months of 2006 was roughly 62%. Conwood also competes in the U.S. smokeless tobacco market with both domestic and international companies marketing and selling price-value and sub-price-value smokeless tobacco products. In addition, RJR Tobacco’s largest competitor in the cigarette market, Philip Morris, has recently begun test marketing smokeless tobacco products. As smokers continue to switch from cigarettes to smokeless tobacco products, other companies may test or enter the smokeless tobacco marketplace.

DESCRIPTION OF MATERIAL INDEBTEDNESS
RAI Credit Facilities
      Concurrently with the closing of the Conwood acquisition, RAI entered into new $2.1 billion senior secured credit facilities consisting of:

•	a $1.55 billion six-year senior secured term loan; and

•	a $550 million five-year senior secured revolving credit facility (which may be increased to $800 million at the discretion of the lenders and at the request of RAI).
      RAI used borrowings under the term loan together with the net proceeds from the sale of Category A old notes and available cash to pay the $3.5 billion purchase price for the Conwood acquisition and the fees and expenses related to the Conwood transactions.
      The term loan requires quarterly, mandatory repayments of approximately $4 million, beginning September 30, 2006. An additional mandatory repayment is due 110 days after the last day of each year, commencing December 31, 2007, equal to excess cash flow as defined in the credit agreement, including reductions for, among other things, capital expenditures, cash dividends, debt principal payments and pension funding. The revolver is available for borrowings and issuances of letters of credit, at RAI’s option. At June 30, 2006, RAI had $25 million in letters of credit outstanding under its revolver. No borrowings were outstanding, and the remaining $525 million of the revolver was available for borrowing. Under the terms of its credit facilities, RAI is not required to maintain compensating balances; however, RAI is required to pay a commitment fee ranging from 0.75% to 1.50% per annum on the unused portion of the revolver. RAI can prepay the term loan at any time; provided, however, that if new indebtedness is incurred in connection with such prepayment, unless otherwise consented to by the lenders under RAI’s credit facilities, such indebtedness must have terms substantially identical to the notes, other than with respect to principal amounts, interest rates and payment and maturity dates, and any maturity date for such indebtedness cannot be prior to one year following the maturity date of the term loan.
      Borrowings under the credit facilities bear interest, at the option of RAI, at a rate equal to an applicable margin plus:

•	the reference rate, which is the higher of (1) the federal funds effective rate from time to time plus 0.5% and (2) the prime rate; or

•	the Eurodollar rate, which is the rate at which Eurodollar deposits for one, two, three or six months are offered in the interbank Eurodollar market.
      The credit facilities’ applicable margin is subject to adjustment based upon RAI’s consolidated leverage ratio and the credit ratings assigned to the RAI credit facilities. At June 30, 2006, RAI had the following term loan amounts outstanding: $700 million bearing interest at the June 1, 2006, three-month LIBOR rate plus 1.875% and $850 million bearing interest at the June 1, 2006, six-month LIBOR rate plus 1.875%. Overdue principal and, to the extent permitted by law, overdue interest outstanding under the credit facilities bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2.0% per annum.
      The credit facilities have restrictive covenants that limit RAI’s and its subsidiaries’ ability to pay dividends and repurchase stock, make investments, prepay certain indebtedness, incur indebtedness, engage in transactions with affiliates, create liens, acquire, sell or dispose of specific assets and engage in specified mergers or consolidations.
      Certain of RAI’s domestic subsidiaries, including its material domestic subsidiaries, have guaranteed RAI’s obligations under the credit facilities. RAI has pledged substantially all of its assets, including the stock of its direct subsidiaries, to secure such obligations. The guarantors have also pledged substantially all of their assets (including the stock, indebtedness and other obligations held by or owing to such guarantor of a subsidiary, other than for RJR and its direct and indirect subsidiaries, which pledge is limited to the stock, indebtedness and other obligations of RJR Tobacco held by or owing to RAI or any of the guarantors) to secure such obligations; provided, however, the pledge of assets by Lane, Santa Fe and Scott Tobacco is limited to certain personal property.
      Under the terms of RAI’s credit facilities, at such time, if any, as RAI has repaid the term loan in full and has obtained a corporate rating of investment grade from each of Moody’s and S&P (with not worse than stable outlooks), the security for RAI’s credit facilities will automatically be released and the obligations thereunder will become unsecured; provided, however, that if certain defaults exist under the 2006 indenture at such time, the collateral will not be released until these defaults are cured or waived. The guarantees of RAI’s obligations under the credit facilities, however, will not be automatically released under these circumstances.
      Pursuant to documents relating to the credit facilities, in the event of RAI’s exposure under any hedging arrangement with a lender under the credit facilities (or any affiliate of such lender), RAI’s obligations with respect to such hedging arrangement will be guaranteed by the same entities and secured by the same assets as under RAI’s credit facilities.
RJR Notes
      RAI’s long-term indebtedness includes outstanding notes of RJR in the aggregate principal amount of approximately $250 million, of which $161 million are currently guaranteed by RAI and certain direct and indirect subsidiaries of RJR, and $89 million are not guaranteed. None of the RJR notes are currently secured. Contemporaneously with this exchange offer, RAI is offering to exchange, in a transaction registered under the Securities Act, its newly-issued notes for the guaranteed RJR notes in the aggregate principal amount of $161 million. These newly-issued notes of RAI will be issued under the 2006 indenture and will be of the same series as the new notes issued in exchange for the Category B old notes in this exchange offer.

DESCRIPTION OF THE NEW NOTES
General
      The new notes will be the direct obligations of RAI and will consist of eight series of debt securities set forth in the table below. The maximum aggregate principal amount of each series of new notes is also set forth in the table below. The form and terms of each series of new notes will be substantially the same as the form and terms of the corresponding series of old notes, except that the offer and sale of the new notes have been registered under the Securities Act, and the new notes will not have transfer restrictions, registration rights or certain rights to additional interest that the old notes have. The new notes will represent the same debt as the corresponding old notes, and will be issued under the same indenture as the old notes.
      The new notes will be issued in fully registered form, without coupons, only in minimum denominations of $2,000, increased in multiples of $1,000. Interest on the new notes issued in exchange for the Category A old notes will accrue from the last interest payment date on which interest was paid on such old notes or, if no interest has been paid on such old notes, from May 31, 2006. Interest on the new notes issued in exchange for Category B old notes will accrue from the last interest payment date on which interest was paid on such old notes. Notwithstanding the foregoing, if new notes are issued in exchange for old notes between a record date for the payment of interest on the notes and the interest payment date following such record date, interest on the new notes will begin to accrue from such interest payment date. Interest will be payable semiannually, in arrears, on the interest payment dates set forth in the table below, to the persons in whose names the notes are registered at the close of business on the interest payment record dates set forth below preceding the respective interest payment dates, except that interest payable at maturity of the notes shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months. The notes are redeemable at the option of RAI as described under “— Optional Redemption.” The notes will not be subject to any sinking fund.

	Maximum
	Aggregate	Maturity	Annual Interest	Annual Interest
New Notes	Principal Amount	Date	Payment Record Dates	Payment Dates

6.500% Senior Secured Notes due 2007	$236,449,000	June 1, 2007	May 15 and November 15	June 1 and December 1
7.875% Senior Secured Notes due 2009	$185,731,000	May 15, 2009	May 1 and November 1	May 15 and November 15
6.500% Senior Secured Notes due 2010	$299,265,000	July 15, 2010	January 1 and July 1	January 15 and July 15
7.250% Senior Secured Notes due 2012	$367,927,000	June 1, 2012	May 15 and November 15	June 1 and December 1
7.250% Senior Secured Notes due 2013	$625,000,000	June 1, 2013	May 15 and November 15	June 1 and December 1
7.300% Senior Secured Notes due 2015	$199,445,000	July 15, 2015	January 1 and July 1	January 15 and July 15
7.625% Senior Secured Notes due 2016	$775,000,000	June 1, 2016	May 15 and November 15	June 1 and December 1
7.750% Senior Secured Notes due 2018	$250,000,000	June 1, 2018	May 15 and November 15	June 1 and December 1
      The new notes will be issued under the 2006 indenture. The following summary highlights selected provisions of the 2006 indenture (which includes the guarantees) and the new notes and may not contain all the information that is important to you. For a complete description of the 2006 indenture and the new notes, you should read carefully all of their provisions. A copy of the foregoing is available upon request to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. In addition, this summary is qualified in its entirety by reference to the Trust Indenture Act.

      Certain capitalized terms used in this section are defined below under “— Certain Definitions.”
      The 2006 indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The notes and any additional notes subsequently issued thereunder will rank equally with each other and will be treated as a single class for certain purposes under the 2006 indenture, including with respect to amendments of the 2006 indenture and defaults affecting all series of notes issued under the 2006 indenture. The 2006 indenture contains covenants that:

•	restrict the ability of RAI and certain of its subsidiaries to:

•	mortgage or pledge certain of their assets to secure indebtedness;

•	engage in sale and leaseback transactions; or

•	consolidate, merge or transfer all or substantially all of their property and assets; and

•	prohibit RJR, at any time in the future that it does not guarantee the obligations of RAI under the notes, from creating, incurring, issuing, assuming, guaranteeing or otherwise becoming directly or indirectly liable, contingently or otherwise, with respect to any indebtedness to persons other than RAI or any of the guarantors (excluding accounts payable), other than securities issued under the 2006 indenture, including the notes, the RJR notes and RAI’s credit facilities.
      The 2006 indenture does not contain any cross-default or cross-acceleration provisions, and does not limit the ability of RAI or any of its subsidiaries (other than RJR, as described above) to incur additional indebtedness.
The Guarantees
      Certain of RAI’s direct and indirect subsidiaries — Conwood Company, Conwood Holdings, Conwood Sales Co., FHS, GMB, Lane, RJR Acquisition, RJR Packaging, GPI, RJR Tobacco Co., RJR Tobacco, RJR, Rosswil, Santa Fe and Scott Tobacco (collectively referred to as the guarantors) — will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the new notes on an unsubordinated basis. All of the entities that guarantee RAI’s obligations under its credit facilities guarantee the obligations of RAI under the notes. RJR, RJR Packaging, GPI and Scott Tobacco became guarantors of the old notes on September 30, 2006. In addition, at the time of issuance of the old notes, Conwood Company and Conwood Sales Co. were limited partnerships. Each of these entities converted to a limited liability company effective August 11, 2006.
      If a guarantor of the notes ceases to be a guarantor under RAI’s credit facilities for any reason, such guarantor will be deemed released from all its obligations under the 2006 indenture and its guarantee of the notes issued thereunder will terminate. In addition, if the lenders under RAI’s credit facilities release the security interest in the assets of a guarantor (whether prior to or following a termination of the guarantee), any collateral pledged by such guarantor to secure the notes and its guarantee of the notes will automatically be released. RAI’s credit facilities do not provide for any automatic release of the guarantees of RAI’s obligations thereunder.
      The 2006 indenture provides that the obligations of each guarantor are limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such guarantor (including, without limitation, any guarantees under the credit facilities) and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the 2006 indenture, would cause the obligations of such guarantor under its guarantee not to constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

Security for the New Notes and the Guarantees
      Upon issuance, the new notes will be secured by certain assets of RAI and certain of the guarantors pursuant to the security documents discussed below.
      Stock of RJR Tobacco. The stock of RJR Tobacco owned by RJR will be pledged to the collateral agent under the credit facilities to secure the new notes. No shares of stock or any other equity interest of any other guarantor of the notes will be pledged to the collateral agent under the credit facilities to secure the new notes.
      Principal Property. Upon issuance, the new notes will be secured by any Principal Property (as defined below under “— Certain Definitions”) of RAI and the guarantors other than, pursuant to the terms of the 2006 indenture, any property owned by Santa Fe or Lane and their respective subsidiaries.
      RAI and the guarantors, including Santa Fe, Lane and Scott Tobacco, have pledged substantially all their assets to secure their obligations under RAI’s credit facilities. However, these entities will pledge only a portion of their assets to secure the new notes. The assets pledged to secure their obligations under RAI’s credit facilities that will not be pledged to secure the obligations under the new notes include, among other assets:

•	stock, indebtedness and other obligations of subsidiaries held by or owing to RAI or a RAI subsidiary (other than the stock, indebtedness or other obligations of RJR Tobacco, which will be pledged to secure the new notes);

•	intellectual property;

•	inventory;

•	cash; and

•	accounts receivable.
The stock, indebtedness and other obligations of subsidiaries held by or owing to RAI or a RAI subsidiary (other than the stock, indebtedness or other obligations of RJR Tobacco, which will be pledged to secure the new notes) have not been and will not be pledged to secure obligations under the notes.
      The 2006 indenture provides that, except as discussed under “— Covenants — Restrictions on Liens,” if RAI or any of its Restricted Subsidiaries, as defined below, mortgage or pledge as security for any indebtedness any Principal Property of RAI or such Restricted Subsidiary, then RAI will secure or cause such Restricted Subsidiary to secure the notes equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured.
      Further, the 2006 indenture provides that if RAI and its Restricted Subsidiaries mortgage or pledge as security for any public bonds or notes any shares of stock, indebtedness or other obligation of a subsidiary other than RJR Tobacco held by or owed to any of RAI or such Restricted Subsidiary, then RAI will secure or cause such Restricted Subsidiary to secure the notes equally and ratably with all public bonds or notes secured by such mortgage or pledge, so long as such public bonds or notes shall be so secured. At such time as the assets described above are no longer pledged to secure public bonds or notes, as the case may be, of RAI other than the notes, such assets automatically will be released as collateral for the notes. RAI and the guarantors have pledged substantially all of their assets to secure their respective obligations under RAI’s credit facilities and thus, with the exception of Santa Fe, Lane and Scott Tobacco, will also pledge their Principal Property to secure their respective obligations under the 2006 indenture.
      Currently, RAI has no subordinated debt. Therefore, all of its debt, including its guarantee obligations with respect to the RJR notes, is senior debt. As of June 30, 2006, RAI had approximately $2.407 billion in senior debt (not including the notes, but including RAI’s guarantee obligations with respect to the RJR notes) that would be pari passu in right of payment with the notes.

      As of the date of this prospectus, the minimum investment grade rating of S&P is BBB- and of Moody’s is Baa3. At such time as RAI has repaid the term loan in full and has obtained a corporate rating of investment grade from each of S&P and Moody’s (with not worse than stable outlooks), the security granted to secure the obligations under the credit facilities will automatically be released and, under the terms of the 2006 indenture, the collateral securing the notes will be released. Thereafter, at such time as RAI receives a corporate rating at least one level below investment grade from both S&P and Moody’s, or a corporate rating at least two levels below investment grade from either of S&P or Moody’s, RAI and the guarantors are required to repledge the security granted to secure the obligations under the credit facilities and thus repledge the collateral described above to secure their obligations with respect to the notes. In addition, whether or not there is any change in RAI’s corporate rating, the lenders under RAI’s credit facilities have the right, at any time, in their sole discretion, to instruct the collateral agent to release all or any portion of the security for both the credit facilities and the notes without obtaining any consent or approval from any holders of the notes.
Documents Creating the Security Interests; Exercise of Remedies
Description of the Security Documents
      The assets described above which secure the obligations of RAI and the guarantors under RAI’s credit facilities and the notes and the guarantees of the notes, are pledged under the terms of security documents in favor of the collateral agent under RAI’s credit facilities. These documents grant, in favor of the collateral agent and for the express benefit of the lenders under RAI’s credit facilities and the notes, a security interest in each of the categories of assets described above with respect to the credit facilities and the notes. The collateral agent, pursuant to the terms of the security documents, acts as agent for the lenders under RAI’s credit facilities and acts as agent for the holding and liquidation of rights in the assets pledged to secure RAI’s credit facilities and the notes.
No Ability to Declare a Cross-Default Under the 2006 Indenture
      Upon a default occurring under the 2006 indenture, the lenders under RAI’s credit facilities also may declare a default under the credit facilities.
      Upon a default under RAI’s credit facilities, the lenders thereunder may require the collateral agent to pursue the remedies set forth in the security documents. However, a default under RAI’s credit facilities does not cause a default under the 2006 indenture, or give the noteholders thereunder a right to accelerate such debt.
Enforcement of Remedies Following a Default Under the 2006 indenture
      Upon a default under the notes issued under the 2006 indenture, the holders thereof may only seek enforcement of the remedies set forth in the security documents if the lenders under the credit facilities have required the collateral agent to take action against the collateral following a default under the credit facilities, unless a payment default with respect to at least $300 million of the principal amount of indebtedness under the 2006 indenture occurs and continues in existence for at least 180 days, following which the holders of such indebtedness can direct the collateral agent to enforce the remedies under the security documents, independent of a default under the credit facilities; provided that, following the initiation of such enforcement, the required lenders under the credit facilities may direct the collateral agent as to the enforcement process, and the collateral agent shall comply with such directions (without any opportunity for consent or direction from the holders of the notes), so long as such directions are not contrary to the directions of the holders of the notes.
Ranking
      The new notes will be the senior secured obligations of RAI, and the guarantees will be the senior secured obligations of each guarantor (except in each case those obligations preferred by operation of law).

While Secured
      The new notes will be the direct, senior secured obligations of RAI and will rank equally in right of payment with RAI’s existing and future senior obligations and, while secured, equally in right of security and priority with RAI’s existing and future senior obligations that are secured by the same assets. As of June 30, 2006, not including RAI’s guarantee of the RJR notes, RAI had senior obligations of $5.185 billion (including current liabilities and intercompany obligations). Of these obligations, $1.575 billion are secured by a first priority security interest in substantially all the assets of RAI; the notes, in the aggregate principal amount of $2.939 billion, are secured by a first priority security interest in only a portion of these same assets; and $671 million are unsecured. In addition, as of June 30, 2006, RAI had obligations of $161 million related to its guarantee of RJR’s obligations under the RJR notes.
      The new notes will rank senior to any existing and future obligations from time to time of RAI that are, by their terms, expressly subordinated in right of payment to the notes. As of June 30, 2006, RAI had no subordinated obligations.
      RAI’s obligations under the new notes will be structurally subordinated to the obligations of any non-guarantor subsidiaries of RAI. As of June 30, 2006, RAI’s non-guarantor subsidiaries had obligations of $98 million.
      RAI’s obligations under the new notes will be effectively subordinated to RAI’s obligations under its credit facilities and any future obligations of RAI to the extent of the value of those assets securing the credit facilities and such future obligations that do not also secure the notes. As of June 30, 2006, RAI had $1.575 billion of indebtedness (consisting of borrowings and letters of credit issued under RAI’s credit facilities) secured by substantially all the assets of RAI. Only a portion of these same assets secures the notes in the aggregate principal amount of $2.939 billion. In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of RAI.
      The guarantees related to the new notes will be senior secured obligations of the guarantors and will rank equally in right of payment with the existing and future senior obligations of the guarantors and, while secured, equally in right of security and priority with the guarantors’ other existing and future senior obligations that are secured by the same assets. As of June 30, 2006 (after giving effect to certain transactions that occurred effective September 30, 2006, relating to intercompany obligations that existed on June 30, 2006), the guarantors had senior obligations of $11.823 billion (including the RJR notes, tobacco settlement and related accruals and current liabilities and intercompany obligations). Of these obligations, $1.575 billion are secured by a first priority security interest in substantially all the assets of the guarantors; the notes, in the aggregate principal amount of $2.939 billion, are secured by a first priority security interest in only a portion of these same assets of the guarantors; and $7.309 billion are unsecured.
      The guarantors’ obligations related to the new notes will rank senior to any existing and future subordinated obligations from time to time of the guarantors that are, by their terms, expressly subordinated in right of payment to the notes. As of June 30, 2006, the guarantors did not have any obligations that were subordinated to their guarantees of the notes.
      The guarantors’ obligations related to the new notes will be structurally subordinated to all of the obligations of any non-guarantor subsidiaries of the guarantors. As of June 30, 2006, the guarantors’ non-guarantor subsidiaries had obligations of $98 million.
      The guarantors’ obligations related to the new notes will be effectively subordinated to their guarantees of RAI’s current and future obligations under the credit facilities and any future additional obligations of RAI to the extent of the value of those assets securing the guarantee of the credit facilities and such other future obligations that do not also secure the guarantee of the notes. As of June 30, 2006, the guarantors had $1.575 billion of indebtedness (consisting of their guarantees of borrowings and letters of credit issued under RAI’s credit facilities) secured by substantially all their assets. Only a portion of these same assets secures the notes and related guarantees in the aggregate principal amount of

$2.939 billion. In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of the guarantors.
      If any secured obligation is accelerated, the lenders under that secured obligation will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the agreement securing that obligation. The ability of holders of the notes to exercise remedies is limited as discussed above. To the extent of those assets that secure the obligations under the notes and credit facilities, the proceeds of such security, upon liquidation, will be shared equally and ratably among the holders of such secured obligations (subject, in the case of the holders of the notes, to the limitations on enforcement of remedies contained in the security documents and described under “— Documents Creating the Security Interests; Exercise of Remedies”). With respect to the exercise of remedies by the lenders under RAI’s credit facilities, those assets of RAI and the guarantors that secure the obligations under the credit facilities, but not the notes and the proceeds thereof, will, upon any liquidation thereof, be unavailable to the holders of such notes.
While Unsecured
      Upon any release of the collateral securing the obligations of RAI and the guarantors under the notes and guarantees and any other indebtedness of RAI secured by such collateral, the notes will be unsecured obligations of RAI and the guarantees will be unsecured obligations of the relevant guarantor, and such obligations will rank equally in right of payment with all other existing and future unsubordinated, unsecured obligations of RAI and such guarantor, respectively (except those obligations preferred by operation of law).
Same-Day Settlement and Payment
      The new notes will trade in the same-day funds settlement system of DTC until maturity or until RAI issues the notes in definitive form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. RAI can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.
Optional Redemption
      The new notes will be redeemable, in whole at any time or in part from time to time, at the option of RAI, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date, plus the following amounts:

Optional Redemption
Notes	Spread (In Basis Points)

6.500% Senior Secured Notes due June 1, 2007	25
7.875% Senior Secured Notes due May 15, 2009	37.5
6.500% Senior Secured Notes due July 15, 2010	50
7.250% Senior Secured Notes due June 1, 2012	30
7.250% Senior Secured Notes due June 1, 2013	50
7.300% Senior Secured Notes due July 15, 2015	50
7.625% Senior Secured Notes due June 1, 2016	50
7.750% Senior Secured Notes due June 1, 2018	50
      “Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediate preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the

Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.
      “Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
      “Independent Investment Banker” means any of Lehman Brothers Securities Inc., J.P. Morgan Securities Inc. or Citigroup Global Markets Inc. or, if all such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with RAI.
      “Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
      “Reference Treasury Dealer” means (1) Lehman Brothers Securities Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), RAI will substitute for such firm another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with RAI.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
      Holders of notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding and not previously called notes by such method as the trustee deems fair and appropriate.
Covenants
      The following restrictions will apply to the new notes.
Restrictions on Liens
      The 2006 indenture provides that RAI will not, and will not permit any Restricted Subsidiary to:

•	mortgage or pledge as security for any indebtedness any Principal Property of RAI or a Restricted Subsidiary, whether such Principal Property is owned at the date of the 2006 indenture or thereafter acquired, unless RAI secures or causes such Restricted Subsidiary to secure the new notes equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured;

•	mortgage or pledge as security for any indebtedness any shares of stock, indebtedness or other obligations of RJR Tobacco, unless RAI pledges or secures or causes such Restricted Subsidiary to pledge or secure (1) such shares of stock, indebtedness or other obligations of RJR Tobacco to RAI equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured, and assign RAI’s security interest in such assets to the collateral agent to secure the new notes equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured, or (2) the new notes equally and ratably with all indebtedness secured with such mortgage or pledge, so long as such indebtedness shall be so secured; or

•	mortgage or pledge as security for any public bonds or notes any shares of stock, indebtedness or other obligations of a subsidiary (other than that of RJR Tobacco) held by or owed to any of RAI or such Restricted Subsidiary, whether such shares of stock, indebtedness or other obligations are owned at the date of the 2006 indenture or thereafter acquired, unless RAI secures or causes such Restricted Subsidiary to secure the new notes equally and ratably with all such public bonds or notes secured by such mortgage or pledge, so long as such public bonds or notes shall be so secured.

      These covenants regarding liens do not apply in the case of:

•	the creation of any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property acquired after the date of the 2006 indenture (including acquisitions by way of merger or consolidation) by RAI or a Restricted Subsidiary contemporaneously with such acquisition, or within 120 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, pledge or other lien upon any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property acquired after the date of the 2006 indenture existing at the time of such acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property subject to any mortgage, pledge or other lien without the assumption thereof; provided, that every such mortgage, pledge or lien referred to in this clause shall attach only to the shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property so acquired and fixed improvements thereon;

•	any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property existing at the date of the 2006 indenture;

•	any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property in favor of RAI or any Restricted Subsidiary;

•	any mortgage, pledge or other lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

•	any mortgage, pledge or other lien on shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property incurred in connection with the issuance of tax exempt governmental obligations; and

•	any renewal of or substitution for any mortgage, pledge or other lien permitted by any of the preceding clauses; provided, that in the case of a mortgage, pledge or other lien permitted under the second, third or fifth clauses above, the debt secured is not increased nor the lien extended to any additional assets.
      Notwithstanding the foregoing, RAI or any Restricted Subsidiary may create or assume liens in addition to the permitted liens described above, and renew, extend or replace such liens; provided, that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt, as defined below, does not exceed 10% of Consolidated Net Worth, as defined below.
Restrictions on Sale and Lease-Back Transactions
      The 2006 indenture provides that RAI will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to RAI or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided, that RAI or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period if:

(a) RAI or such Restricted Subsidiary would be entitled, pursuant to the provisions of the 2006 indenture described above under “— Restrictions on Liens,” to create a mortgage on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the outstanding debt securities issued under the 2006 indenture; or

(b) (1) RAI promptly informs the trustee of such transaction,

(2) the net proceeds of such transaction are at least equal to the fair value (as determined by resolution of the board of directors of RAI) of such property, and

(3) RAI causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 120 days after receipt of such proceeds, of Funded Debt, as defined below, incurred or assumed by RAI or a Restricted Subsidiary (including the debt securities);
provided, further, that in lieu of applying all of or any part of such net proceeds to such retirement, RAI may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of RAI (which may include the outstanding debt securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures. If RAI so delivers debentures or notes to the applicable trustee with an Officers’ Certificate, the amount of cash which RAI will be required to apply to the retirement of Funded Debt will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or if there are no such redemption prices, the principal amount of such debentures or notes; provided, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued.
      Notwithstanding the foregoing, RAI or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted in the foregoing paragraph and without any obligation to retire any outstanding debt securities or other Funded Debt; provided, that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Worth.
Restrictions on Incurrence of Indebtedness by RJR
      The 2006 indenture prohibits RJR, at any time in the future that it does not guarantee the obligations of RAI under the notes, from creating, incurring, issuing, assuming, guaranteeing or otherwise becoming directly or indirectly liable, contingently or otherwise, with respect to any indebtedness to persons other than RAI or any of the guarantors (excluding accounts payable) other than the notes, the RJR notes, other notes issued pursuant to the 2006 indenture and RAI’s credit facilities.

Restrictions on Mergers and Sales of Assets
      Nothing contained in the 2006 indenture or in the notes will prevent any consolidation or merger of RAI into any other corporation or corporations (whether or not affiliated with RAI), or successive consolidations or mergers to which RAI or its successor will be a party, or will prevent any sale, lease or conveyance of the property of RAI, as an entirety or substantially as an entirety; provided, that upon any such consolidation, merger, sale, lease or conveyance to which RAI is a party and in which RAI is not the surviving corporation, the due and punctual performance and observance of all of the covenants and conditions of the 2006 indenture to be performed or observed by RAI and the due and punctual payment of the principal of and interest on all of the debt securities and the guarantees, according to their tenor, shall be expressly assumed by supplemental indenture satisfactory in form to the trustee, executed and delivered to the trustee, by the corporation formed by such consolidation, or into which RAI shall have been merged, or which shall have acquired such property.
      The 2006 indenture does not contain provisions which would afford the holders of notes protection in the event of a decline in RAI’s credit quality resulting from a change of control transaction, a highly leveraged transaction or other similar transactions involving RAI or any of the Restricted Subsidiaries.
Events of Default
      An event of default with respect to any series of the notes is defined under the 2006 indenture in relevant part as being:

•	default in payment of any principal of such series when the same shall become due and payable, either at maturity, upon any redemption, by declaration or otherwise;

•	default for 30 days in payment of any interest on the notes of such series;

•	default for 90 days after written notice in the observance or performance of any other covenant or agreement in respect of the notes of such series;

•	certain events of bankruptcy, insolvency or reorganization;

•	any guarantee ceasing to be in full force and effect (except as contemplated by the terms of the 2006 indenture) or any guarantor denying or disaffirming in writing its obligations under the 2006 indenture or its guarantee; and

•	at any time as such security is required under the 2006 indenture, any security document ceasing to be in full force and effect or ceasing to give the collateral agent the liens or any of the material rights, powers and privileges purported to be created thereby in favor of the collateral agent and such default continuing unremedied for a period of at least 30 days after written notice to RAI by the collateral agent.
      The 2006 indenture provides that:

•	if an event of default due to the default in payment of principal of, premium, if any, or any interest on, the notes of any series or due to the default in the performance, or breach of any other covenant or warranty of RAI applicable to the notes of such series but not applicable to other outstanding notes issued under the 2006 indenture shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the debt securities of each series affected by the default issued under the 2006 indenture then outstanding (voting as a single class) by notice in writing may then declare the principal of all debt securities of all such affected series and interest accrued thereon to be due and payable immediately; and

•	if an event of default due to a default in the performance of any of the other covenants or agreements in the 2006 indenture applicable to all outstanding debt securities or due to certain events of bankruptcy, insolvency and reorganization of RAI or any other event of default provided in a supplemental indenture or board resolution relating to the debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued under the 2006 indenture then outstanding (treated as one class) by notice in writing may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or any interest on such debt securities) by the holders of a majority in principal amount of the debt securities of all affected series then outstanding.
      The 2006 indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities before proceeding to exercise any right or power under the 2006 indenture at the request of such holders. Subject to such provisions in the 2006 indenture for the indemnification of the trustee and certain other limitations, the holders of a majority in aggregate principal amount of the debt securities of each affected series then outstanding (with each such series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.
      The 2006 indenture provides that no holder of notes may institute any action against RAI under the 2006 indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series then outstanding (treated as a single class) shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, the trustee shall not have instituted such action within 60 days of such request and the trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class). The 2006 indenture contains a covenant that RAI will file annually, not more than four months after the end of its fiscal year, with the trustee a certificate that no default existed or a certificate specifying any default that existed.
Modification of the 2006 Indenture
      The 2006 indenture provides that RAI, the guarantors (each when authorized by a board resolution) and the trustee may enter into supplemental indentures without the consent of the holders of notes to:

•	add security in respect of notes;

•	evidence the assumption by a successor corporation of the obligations of RAI and the guarantors;

•	add covenants for the protection of the holders of the notes or to add events of default;

•	cure any ambiguity or correct any inconsistency in the 2006 indenture or to make other changes not materially adverse to the interest of holders of the debt securities;

•	establish the forms or terms of additional series of debt securities;

•	provide for uncertificated debt securities;

•	evidence the acceptance of appointment by a successor trustee;

•	add an additional guarantor; or

•	comply with the Trust Indenture Act.
      The 2006 indenture also contains provisions permitting RAI, the guarantors (each when authorized by a board resolution) and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, the 2006 indenture or modify in any manner the rights of the holders of the debt securities of each series so affected; provided, that RAI and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on the redemption thereof or change the currency in which the principal thereof, premium, if any (including any amount in respect of original issue discount), or any interest thereon is payable, or reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, or alter certain provisions of the 2006 indenture relating to debt securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any debt security when due or any right of repayment at the option of the holder of a debt security; or

•	reduce the aforesaid percentage in principal amount of debt securities of any series, the consent of the holders of which is required for any such modification.
Transfer and Exchange
      A holder may transfer or exchange debt securities in accordance with the 2006 indenture. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and RAI may require a holder to pay any taxes required by law or permitted by the 2006 indenture, including any transfer tax or other similar governmental charge payable in connection therewith. RAI is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of debt securities to be redeemed. The debt securities will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.
Defeasance
      The 2006 indenture provides with respect to each series of notes that RAI and the guarantors, as applicable, may elect:

•	to be released from any and all obligations (except for the obligations to register the transfer or exchange of the debt securities of such series and RAI’s rights of optional redemption, if any, to replace mutilated, destroyed, lost or stolen debt securities of such series, rights of holders of debt securities to receive payments of principal thereof, premium, if any, and interest thereon, upon the original stated due dates therefor (but not upon acceleration), to maintain an office or agency in respect of the debt securities of such series and to hold moneys for payment in trust) with respect to debt securities of any series for which the exact amount of principal and interest due can be determined at the time of the deposit with the trustee as described below and all the debt securities of such series are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption (the foregoing referred to as one-year defeasance);

•	to defease and be discharged from any and all obligations with respect to the debt securities of such series on the 91st day after the deposit with the trustee as described below (except for the obligations set forth as exceptions in the preceding clause) (the foregoing referred to as legal defeasance); or

•	to be released from their obligations with respect to the debt securities of such series (except for the obligations set forth as exceptions in the first clause and the obligations to compensate and indemnify the trustee, to appoint a successor trustee, to repay certain moneys held by the paying agent and to return certain unclaimed moneys held by the trustee and to comply with the Trust Indenture Act) (the foregoing referred to as covenant defeasance), upon the deposit with the trustee, in trust for such purpose, of cash or, in the case of debt securities payable in U.S. dollars, U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will insure the availability of monies sufficient, or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent accountants, to pay the principal of, premium, if any, and any interest on the debt securities of such series, and any mandatory sinking fund thereon, on the due date thereof. Such a trust may (except with respect to one-year defeasance or to the extent the terms of the debt securities of such series otherwise provide) only be established, if among other things, RAI has delivered to the trustee an opinion of counsel that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion, in the case of legal defeasance under the second clause above, must (except to the extent the terms of the debt securities of the relevant series otherwise provide) refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the 2006 indenture. If RAI exercises its legal defeasance or covenant defeasance option, the guarantees in effect at such time will terminate.
Book-Entry System; Delivery and Form
General
      New notes of each series will be in book-entry form and will be represented by one or more permanent global certificates in fully registered form without interest coupons, which we refer to as the Global Notes, and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as nominee of DTC or another nominee designated by DTC (such nominee referred to as a Global Note Holder).
      Beneficial interests in the Global Notes may not be exchanged for Certificated Notes (as defined below) except in the circumstances described below.
      DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream, Luxembourg (referred to herein, collectively, as the Participants or the Depositary’s Participants), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, referred to as the Indirect Participants or the Depositary’s Indirect Participants) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).
      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.
      So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder of outstanding notes represented by such Global Notes under the 2006 indenture. Except as provided below, owners of notes will not be entitled to have the notes registered in their names and will not be considered the owners or holders thereof under the 2006 indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. None of RAI or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes held by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

      Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the 2006 indenture. Under the terms of the 2006 indenture, RAI and the trustee may treat the persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither RAI nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the notes (including principal, premium, if any, and interest). RAI believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.
      Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the trustee and confirmation of such beneficial interest by the depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the trustee is required to register such notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form.
      If the depositary for the notes represented by a Global Note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the Global Note that had been held by the depositary. In addition, the 2006 indenture permits RAI at any time and in RAI’s sole discretion to decide not to have the notes represented by one or more Global Notes. DTC has advised us that, under its current practices, it would notify its Participants of RAI’s request, but will only withdraw beneficial interest from the Global Notes at the request of each Participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any notes issued in definitive form in exchange for the Global Notes will be registered in the name or names that the depositary gives to the trustee or other relevant agent of theirs or ours. It is expected that the depositary’s instructions will be based upon directions received by the depositary from Participants with respect to ownership of beneficial interests in the Global Note that had been held by the depositary.
      Neither RAI nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of the notes and RAI and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.
Concerning the Trustee
      The Bank of New York Trust Company, N.A. is the trustee under the 2006 indenture and is serving as exchange agent for this exchange offer and the exchange offer RAI is undertaking for certain of the RJR notes contemporaneously herewith. The trustee served as exchange agent for the prior RJR exchange offer and it or its affiliates serve as trustee under the indentures related to the RJR notes, participate in RAI’s credit facilities and serve as transfer agent for the common stock of RAI. From time to time, RAI or RJR may enter into other relationships with the trustee or its affiliates.
Certain Definitions
      “Attributable Debt” means, when used in connection with a sale and lease-back transaction, at any date as of which the amount thereof is to be determined, the product of:

•	the net proceeds from such sale and lease-back transaction multiplied by

•	a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.
      “Consolidated Net Worth” means, at any date of determination, the consolidated shareholders’ equity of RAI, as set forth on the then most recently available consolidated balance sheet of RAI and its consolidated Subsidiaries.
      “Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

•	indebtedness of RAI and the Restricted Subsidiaries incurred after the date of the 2006 indenture and secured by liens created, assumed or otherwise incurred or permitted to exist pursuant to the 2006 indenture described above under “— Covenants — Restrictions on Liens;” and

•	Attributable Debt of RAI and the Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the 2006 indenture described above under “— Covenants — Restrictions on Sale and Lease-Back Transactions.”
      “Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.
      “guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

•	to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

•	entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
      “Principal Property” means land, land improvements, buildings and associated factory and laboratory equipment owned or leased pursuant to a capital lease and used by RAI or a Restricted Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories, or other materials and supplies and located within the United States of America and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Worth, as of the date of such determination, but not including any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by resolution of the Board of Directors of RAI not to be of material importance to the respective businesses conducted by RAI or such Restricted Subsidiary effective as of the date such resolution is adopted, provided, that “Principal Property” shall not include any property owned by Santa Fe or Lane.
      “Restricted Subsidiary” means (i) any Subsidiary (other than Lane or Santa Fe and their respective subsidiaries) organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America, which owns or is a lessee pursuant to a capital lease of any Principal Property, and in which the investment of RAI and all its Subsidiaries exceeds 5% of Consolidated Net Worth as of the date of such determination other than:

•	each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof; and

•	each Subsidiary formed or acquired after the date of the 2006 indenture for the purpose of acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of RAI or any Restricted Subsidiary; and
      (ii) RJR and Conwood.
      However, the board of directors of RAI may declare any such Subsidiary to be a Restricted Subsidiary.
      “Subsidiary” means any corporation of which at least a majority of all outstanding stock having by the terms thereof ordinary voting power in the election of directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation has or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by RAI, or by one or more Subsidiaries of RAI or by RAI and one or more Subsidiaries.
      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at RAI’s option.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of the material U.S. federal income tax considerations relating to the exchange of old notes for new notes, and of the ownership and disposition of the new notes by holders that have held the old notes, and that will hold the new notes, as capital assets generally for investment purposes. This summary does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, and applicable tax regulations, rulings, and judicial decisions, all as in effect on the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. RAI has not sought any ruling from the Internal Revenue Service, or IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
      This summary also does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities or commodities or dealers in commodities that elect to use a mark-to-market method of accounting;

•	financial institutions;

•	holders whose “functional currency” is not the U.S. dollar; or

•	persons that will hold the new notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.
      If a partnership holds new notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our new notes, you should consult your tax advisor.
      This summary of material U.S. federal income tax considerations is for general information only. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
Exchange Offer
      The exchange of an old note for a new note pursuant to the exchange offer will not be taxable to the exchanging holder for U.S. federal income tax purposes. As a result, an exchanging holder:

•	will not recognize any gain or loss on the exchange;

•	will have a holding period for the new note that includes the holding period for the old note exchanged; and

•	will have an adjusted tax basis in the new note immediately after the exchange equal to its adjusted tax basis in the old note exchanged immediately prior to the exchange.

      The exchange offer is not expected to result in any U.S. federal income tax consequences to a non-exchanging holder.
Ownership and Disposition of New Notes
Consequences to U.S. Holders
      The following is a summary of the U.S. federal tax consequences that will apply to the ownership and disposition of the new notes by you if you are a U.S. Holder of the notes. Certain consequences to “non-U.S. Holders” of the notes are described under “— Consequences to Non-U.S. Holders” below. “U.S. Holder” means a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision of the United States; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable regulations to be treated as a U.S. person.
      Payment of Interest. Stated interest on the new notes will generally be taxable to you as ordinary income at the time it is paid or at the time it accrues in accordance with your method of accounting for U.S. federal income tax purposes.
      Market Discount and Premium. If you acquired a new note at a price less than its stated principal amount, you would be treated for U.S. federal income tax purposes as having acquired the new note with market discount, subject to a de minimis exception. In the case of a new note having market discount, you will be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, the new note as ordinary income to the extent of the market discount that accrued during your holding period for the new note, unless you elect to annually include market discount in gross income over time as the market discount accrues (on a ratable basis, or at your election, a constant yield basis). An election to include market discount in gross income as it accrues, once made, is irrevocable and will apply to all debt instruments with market discount acquired by you on or after the first day of the first taxable year to which the election applies. In addition, if you hold a new note with market discount, and you do not elect to accrue market discount into gross income over time, you may be required to defer the deduction of interest expense incurred or continued to purchase or carry the new note.
      If you acquired a new note for an amount in excess of its stated principal amount, you may elect to treat the excess as “amortizable bond premium.” In such case, the amount required to be included in your gross income each year with respect to interest on the new note generally will be reduced by the amount of amortizable bond premium allocable (based on the new note’s yield to maturity) to that year. Any election to amortize bond premium will apply to all new notes held by you at the beginning of the first taxable year to which the election applies or thereafter acquired by you and is irrevocable without the consent of the IRS.
      Sale, Exchange or Disposition of New Notes. You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a new note equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other taxable disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the new note. Your adjusted tax basis in a new note will generally equal the amount you paid for the new note, increased by any market discount previously included in gross income and reduced by any amortizable bond premium previously deducted by you in respect of the new note. Any gain or loss recognized on a disposition of the new note will be capital gain or loss and will be long-term capital gain or loss if your holding period for the new note is more than one year. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws.
      Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal and interest on the new notes and the proceeds of sale of a new note unless you are an exempt recipient (such as a corporation). A backup withholding tax at the rate of 28% will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding.
      Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.
Consequences to Non-U.S. Holders
      The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. Holder of new notes. The term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
      Payment of Interest. The U.S. federal withholding tax will not apply to any payment to you of interest on a new note because of the “portfolio interest exemption” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	you provide to us your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN); or a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business and that holds the new note on your behalf certifies, under penalties of perjury, that it has received IRS Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN.
      If you hold your new notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable regulations.
      If you are engaged in a trade or business in the United States and interest on a new note is effectively connected with the conduct of that trade or business, you will be exempt from withholding tax if you provide us with a properly executed IRS Form W-8ECI, but you will be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Internal Revenue Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.
      Sale, Exchange or Disposition of Notes. Any gain realized upon the sale, exchange or other disposition of a new note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless:

•	subject to an applicable tax treaty providing otherwise, that gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	you are subject to Internal Revenue Code provisions applicable to certain U.S. expatriates.
      A holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.
      Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments on the new notes. Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the non-U.S. Holder may be subject to United States backup withholding tax on payments on the new notes or on the proceeds from a sale or other disposition of the new notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed, for a period ending upon the earlier of (1) 180 days after the completion of the exchange offer and (2) the first day after the completion of the exchange offer when participating broker-dealers no longer have a prospectus delivery obligation, to make this prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.
      We will not receive any proceeds from any sale of new notes by any broker-dealer. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the following manners:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	through a combination of such methods of resale.
      The sales may be at any of the following prices:

•	market prices prevailing at the time of resale;

•	prices related to such prevailing market prices; or

•	negotiated prices.
      Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.
      Any broker-dealer who resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers, and will indemnify the holders, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.
      We have not entered into any arrangements or understandings with any person to distribute the new notes to be received in this exchange offer.
      There is no existing market for the new notes, and there can be no assurance as to the liquidity of any market that may develop for the new notes, the ability of the holders of the new notes to sell their new notes or the price at which holders would be able to sell their new notes. Future trading prices of the new notes will depend on many factors, including, among other things:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

      This prospectus does not constitute an offer to purchase or a solicitation of an offer to sell any of the new notes in any jurisdiction in which such an offer or a solicitation is unlawful.
LEGAL MATTERS
      The enforceability of the new notes and related guarantees offered hereby is being passed upon for us by Kilpatrick Stockton LLP, Charlotte, NC. Matters of New Mexico law are being passed upon for us by Betzer, Roybal & Eisenberg P.C., Albuquerque, NM.
EXPERTS
      The consolidated financial statements of Reynolds American Inc. and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, are incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The combined financial statements of Conwood Company, L.P., Conwood Sales Co., L.P., Scott Tobacco LLC, Rosswil LLC, Conwood LLC, Conwood-1 LLC and Conwood-2 LLC as of and for the year ended December 31, 2005, are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      RAI is subject to the informational requirements of the Exchange Act, and, in accordance with the requirements of the Exchange Act, files reports, proxy statements and other information with the SEC. You may read and copy this information or obtain copies of this information at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain the documents that RAI files electronically from the SEC’s web site at http://www.sec.gov.
      RAI and the guarantors have filed with the SEC a registration statement on Form S-4, of which this prospectus forms a part, under the Securities Act, in connection with our offering of the new notes and related guarantees to be issued in the exchange offer. This prospectus does not contain all of the information in the registration statement. You will find additional information about RAI, the guarantors and the exchange offer in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement. You may read and copy the registration statement, including its exhibits, at the SEC’s Public Reference Room located at 100 F Street, NE, Washington D.C. 20549 or at the SEC’s web site at http://www.sec.gov.
      RAI’s SEC filings are also available at its web site at http://www.reynoldsamerican.com. Information with respect to RAI may also be obtained by writing or calling the Office of the Secretary, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162.
INCORPORATION BY REFERENCE
      RAI (SEC file number 1-32258) “incorporates by reference” into this prospectus certain information that it files with the SEC, which means that it discloses important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this prospectus and in earlier filings with the SEC. RAI incorporates by reference the information and documents listed below, which have been filed with the SEC, and any documents that RAI files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this exchange offer:

•	RAI’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on February 27, 2006;

•	RAI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, filed with the SEC on May 5, 2006 and August 4, 2006, respectively; and

•	RAI’s Current Reports on Form 8-K, and amendments thereto, filed with the SEC on February 7, 2006, February 15, 2006, April 25, 2006, May 24, 2006, June 6, 2006, June 26, 2006, August 4, 2006, August 24, 2006, September 19, 2006, October 2, 2006, October 2, 2006 and October 5, 2006.
      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the request of such person, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to the Office of the Secretary, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162. You may also obtain the documents incorporated by reference in this prospectus from the SEC as described above.